UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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SAFEGUARD SCIENTIFICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SAFEGUARD SCIENTIFICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Safeguard Shareholder:

You are invited to attend the Safeguard Scientifics, Inc. 2017 Annual Meeting of Shareholders.

DATE AND TIME:	May 24, 2017, 8:00 a.m. Eastern Time

PLACE:	The Radnor Hotel Chanticleer Room 591 East Lancaster Ave., Wayne, PA 19087

RECORD DATE:	Only shareholders who owned stock at the close of business on March 24, 2017 may vote at this meeting and any adjournments that may take place.

ITEMS OF BUSINESS:

●     Vote on the election of six directors;

●     Vote on a non-binding, advisory resolution to approve the compensation of our named executive   officers;

●     Vote on a non-binding, advisory resolution concerning the frequency of future non-binding advisory   votes concerning executive compensation;

●     Vote on the ratification of the appointment of KPMG LLP as our independent registered public   accounting firm for 2017; and

●     Consider such other business as may properly come before the meeting.

YOUR VOTE IS IMPORTANT TO US. We encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible to ensure your representation at the annual meeting, regardless of whether you plan to attend in person.

April 12, 2017	By Order of the Board of Directors,

G. Matthew Barnard, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2017

The Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended

December 31, 2016, are available at http://www.edocumentview.com/SFE

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement – Summary

The following summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

General Information

Meeting:	Annual Meeting of Shareholders

Meeting Location:	The Radnor Hotel Chanticleer Room
591 East Lancaster Ave., Wayne, PA 19087

Time and Date:	8:00 a.m. ET on May 24, 2017

Record Date:	March 24, 2017

Shares Outstanding as of Record Date:	20,358,950

Stock Exchange /Stock Symbol:	NYSE:SFE

Registrar &Transfer Agent:	Computershare Trust Company, N.A. /1-800-736-3001 /www.computershare.com/investor

State /Year of Incorporation:	Pennsylvania / 1953

Website:	www.safeguard.com

Notice and Access Availability of Proxy Materials

On or about April 12, 2017, we will furnish this proxy statement and related proxy materials over the Internet to our shareholders under the notice and access rules of the Securities and Exchange Commission (“SEC”). Most of our shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”) in the mail instead of a paper copy of this proxy statement, a proxy card or voting instruction form and our 2016 annual report on Form 10-K. The Notice contains instructions on how to access our proxy materials and vote over the Internet and how shareholders can receive a paper copy of the materials, including this proxy statement, a proxy card or voting instruction form and our 2016 annual report on Form 10-K. The Notice is not itself a proxy card and should not be returned with voting instructions. Shareholders who do not receive a Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. Shareholders who have previously requested delivery of proxy materials electronically will not receive a Notice and will instead receive an electronic notification with instructions for accessing the proxy materials.

Items to be Voted On
Proposal		Board Recommendation
1. Election of six directors		FOR all nominees

2. Advisory vote to approve the compensation of our named executive officers		FOR the advisory resolution approving the compensation of our named executive officers

3. Advisory vote to approve the frequency of future votes concerning executive compensation		FOR the advisory resolution approving future advisory votes concerning executive compensation to take place on an annual basis

4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017		FOR ratification of the appointment of KPMG LLP
Corporate Governance
Board Meetings in 2016:	6

Standing Board Committees (meetings in 2016):
Audit – 4	Capital Management (“CMC”)* – 3
Compensation – 5	Nominating & Corporate Governance (“N&CG”) – 2

Separate Chairman & CEO:	Yes (independent non-executive chairman)
Staggered Board:	No (all directors are elected annually)
Shareholder Rights Plan:	No
Director and Officer Share
Ownership Guidelines:	Yes
Hedging and Short Sale Policy:	Yes
Key Employee Compensation
Recoupment Policy:	Yes
* Following the reduction in the size of our Board in May 2016 from eight to six members, the Board eliminated the Capital Management Committee, and its duties were assumed by the Board at that time.

2016 Business Highlights

●	We realized approximately $72.7 million in aggregate proceeds (excluding additional escrowed funds of $1.2 million) related to (i) two 2016 partner company exits (Putney and Bridgevine) and (ii) prior years’ exit activity (ThingWorx, Drive Factor and Quantia).

●	We deployed $22.9 million of capital into four new partner companies and deployed an additional $56.4 million to support the growth of 18 partner companies in which we already had an interest at the end of 2015.

●	We had 29 partner companies at the end of 2016, the same overall number of partner companies that we had at the end of 2015 taking into account partner company exit activity as well as partner company additions and deletions.

●	Our partner companies grew revenues by 5% in the aggregate, and the majority of our partner companies performed at or above plan on other key metrics.

●	We repurchased an aggregate of approximately 423,000 shares of our common stock.

Director Nominees (6)				Board Committees
Name	Director Since	Inde- pendent	Position	Audit	Comp	N&CG
Julie A. Dobson	2003	*	Former COO, Telecorp PCS, Inc.		✓	✓
Stephen Fisher	2015	*	Senior Vice President and Chief Technology Officer, eBay Inc.	✓	✓
George MacKenzie	2003	*	Retired Vice Chairman and CFO, Hercules, Incorporated	✓	✓	✓
John J. Roberts	2003	*	Retired Global Managing Partner, PricewaterhouseCoopers LLP	✓	✓	✓
Robert J. Rosenthal	2007	*	CEO and director, Taconic Biosciences, Inc.	(1)	(1)	(1)
Stephen T. Zarrilli	2012		President and CEO, Safeguard Scientifics, Inc.
Directors Not Standing for Re-Election				Board Committees
Name	Director Since	Inde- pendent	Position	Audit	Comp	N&CG
Mara G. Aspinall	2014	*	Former President and CEO, Ventana Medical Systems and Global Head of Roche Tissue Diagnostics	✓		✓

(1)	Dr. Rosenthal is our current Chairman of the Board and, as such, he is an ex officio member of each of our standing committees.

Questions and Answers about the Proxy Materials and our Annual Meeting

Why am I receiving these materials?

We have made these materials available to you in connection with the solicitation by our Board of votes for business that will be presented for a vote at our annual meeting, which will take place on May 24, 2017, 8:00 a.m. ET. As a shareholder, you are invited to attend our annual meeting and vote on the proposals described in the proxy statement. The proxy statement includes information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the full set of proxy materials?

In accordance with SEC rules, we are providing our shareholders of record at the close of business on March 24, 2017 with access to the proxy materials over the Internet for our annual meeting. We believe that this process expedites receipt of the proxy materials by our shareholders, reduces the cost of our annual meeting and conserves natural resources. The Notice contains instructions on how to access our proxy materials over the Internet and how to vote online. The Notice is not itself a proxy card and should not be returned with voting instructions. As described in the Notice, you will not receive a printed copy of our annual meeting proxy materials (including a proxy card) unless you specifically request paper copies or have previously asked to receive paper copies. You may request printed copies of our proxy materials free of charge by following the instructions contained in the Notice. For shareholders who have previously elected delivery of our proxy materials electronically, those shareholders should receive an email containing a link to the website where those materials are available.

Do I need a ticket or proof of Safeguard ownership to attend the annual meeting?

You will not need a ticket to attend the annual meeting. However, only persons with evidence of stock ownership, or who are guests of Safeguard, may attend and be admitted to the annual meeting. Photo identification, such as a valid driver’s license or passport, will be required. If you are not a shareholder of record, but hold shares through a broker, trust company, bank or other nominee, you will need to provide proof of beneficial ownership on the record date, such as a valid proxy from your broker, trust company, bank or other nominee, your most recent brokerage account statement prior to March 24, 2017 (the record date for determining the shareholders entitled to vote at the annual meeting), a copy of the voting instruction form provided by your broker, trustee or other nominee or other similar evidence of ownership. If you do not have photo identification and proof that you own Safeguard shares, you will not be admitted to the annual meeting.

How many shares must be present to hold the annual meeting?

To hold our annual meeting, a quorum must be present and represented by proxy. A quorum is a majority of our outstanding shares entitled to vote as of March 24, 2017. Abstentions and broker non-votes are treated as present for quorum purposes.

Who can vote on the matters to be presented for a vote at the annual meeting?

You can vote your shares of common stock on the matters to be presented for a vote at our annual meeting if you were a shareholder at the close of business on March 24, 2017, the record date for our annual meeting. On the record date, we had 20,358,950 shares of common stock issued and outstanding, each of which entitles the holder to one vote for each matter to be voted on at our annual meeting. In the election of directors, shareholders may elect to cumulate their votes as described below.

What does cumulative voting mean?

Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since six directors are standing for election at the annual meeting, if you hold 100 shares of Safeguard stock, you may cast 600 votes (six times 100) in the election of directors. You may distribute those votes among as few or as many of the six nominees as you wish. In other words, in the example provided, you may cast all 600 votes FOR one nominee or allocate your 600 votes among two or more nominees, as long as the total equals 600 votes.

If you are a shareholder of record and choose to cumulate your votes, you will need to request, complete and submit a proxy card, providing explicit instructions of your intent to vote cumulatively by:

●	Checking the appropriate box on the proxy card; and

●	Writing the number of each nominee and the number of votes to be cast for each nominee in the space provided on the proxy card.

If you vote cumulatively, please check to be sure that the votes you cast add up to the number of shares you own multiplied by six. If the number of votes does not add up correctly, your votes will not be counted until a properly completed proxy card has been received.

The cumulative voting feature for the election of directors also is available by voting in person at the annual meeting; however, it is not available if you vote by telephone or the Internet. If you are the beneficial owner of shares held in street name and wish to vote cumulatively, you will need to contact your broker, bank or other nominee holder of your shares before the day of our annual meeting.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

Most of Safeguard’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are important distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. By voting before our annual meeting by Internet, by telephone or by submitting a proxy card, you will have granted your voting proxy to Safeguard and your shares will be voted as you have instructed. You also may cast your vote directly by voting at our annual meeting.

Beneficial Owner. If your shares are held in street name (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares. You have the right to direct your broker or other nominee with respect to how to vote your shares, which you can do by Internet, by telephone or by voting instruction form (depending on the voting procedures of your broker or other nominee) before our annual meeting. You also are invited to attend, and may vote at, our annual meeting.

How do I vote my shares?

	If you are a shareholder of record	If you are a beneficial owner
By Internet or smartphone (24 hours a day)	http://www.envisionreports.com/SFE or scan the QR code on your proxy card with your smartphone	Follow the instructions provided on the voting instruction form or other information provided by your broker or other nominee
By telephone (24 hours a day)	1-800-652-VOTE (8683)	Call the toll-free number indicated on your voting instruction form
By mail	If you received proxy materials by mail, you may vote by completing, signing and returning a properly executed and dated proxy card that was sent to you	If you received a printed copy of our proxy materials, return a properly executed and dated voting instruction form sent to you by your broker or other nominee in the pre-paid envelope provided
In person at our annual meeting	Instructions on attending our annual meeting in person can be found above

You must obtain a valid proxy from the organization that holds your shares if you wish to attend our annual meeting and vote in person. Additional instructions on attending our annual meeting in person can be found above

Telephone and Internet voting will close at 11:59 p.m. Eastern Time the day prior to the annual meeting date.

How does Safeguard’s Board recommend I vote and what vote is required for adoption or approval of each matter to be voted on?

Proposal	Directors’ Recommendation	Vote Required
Election of Directors	FOR all nominees	The six nominees who receive the highest number of FOR votes at the annual meeting will be elected as directors
Advisory vote to approve executive compensation	FOR the resolution approving the compensation of our named executive officers	Affirmative vote of the majority of the votes cast by shareholders entitled to vote for the proposal
Advisory vote to approve the frequency of future votes concerning executive compensation	FOR the advisory resolution approving future advisory votes concerning executive compensation to take place on an annual basis	Affirmative vote of the majority of the votes cast by shareholders entitled to vote for the proposal
Ratification of the appointment of independent registered public accounting firm	FOR ratification of the appointment of KPMG LLP	Affirmative vote of the majority of the votes cast by shareholders entitled to vote for the proposal

Unless a contrary choice is specified, proxies solicited by our Board will be voted for the election of our six director nominees and for each of the other proposals. Other than the above four proposals, we are not aware of any other business to be acted upon at our annual meeting. If you grant Safeguard a proxy, the persons named as proxy holders, Brian J. Sisko and Jeffrey B. McGroarty, will have the discretion to vote your shares on any additional matters properly presented for a vote at our annual meeting and may cumulate and cast your votes in favor of the election of some or all of the applicable director nominees, in their sole discretion, except that none of your votes will be cast for any nominee as to whom you have withheld your vote.

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Withheld Votes or Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-votes
Election of Directors	FOR ALL, WITHHOLD ALL, or FOR ALL EXCEPT	No effect – not counted as a “vote cast”	No	No effect, assuming a quorum is present
Advisory vote to approve executive compensation	FOR, AGAINST, or ABSTAIN	No effect – not counted as a “vote cast”	No	No effect, assuming a quorum is present
Advisory vote to approve the frequency of future votes concerning executive compensation	1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN	No effect – not counted as a “vote cast”	No	No effect, assuming a quorum is present
Ratification of the appointment of independent registered public accounting firm	FOR, AGAINST, or ABSTAIN	No effect – not counted as a “vote cast”	Yes	No effect, assuming a quorum is present

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at our annual meeting and publish final results in a current report on Form 8-K to be filed with the SEC within four business days of our annual meeting.

What is a broker non-vote?

A broker non-vote occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of our independent registered public accounting firm, but does not vote on non-discretionary matters, absent specific instructions from you.

Will my shares be voted if I do not vote by Internet or by telephone or do not sign and return a proxy card or voting instruction form?

Shareholder of Record. If you do not vote by Internet or by telephone or complete and return a proxy card, your shares will not be voted unless you attend our annual meeting and vote your shares. If you vote by Internet or by telephone and submit your vote without selecting any items individually, or if you sign and return a proxy card, but do not mark any boxes showing how you wish to vote, then the proxy holders designated by our Board to act on behalf of shareholders will vote your shares and cumulate your votes as recommended by our Board and, in their discretion, will vote on any other matters that may properly arise at our annual meeting.

Beneficial Owner. If you do not vote by Internet or by telephone or do not otherwise provide your broker or other nominee with voting instructions, your broker may cast a vote on your behalf for ratification of the appointment of our independent registered public accounting firm or may leave your shares unvoted. Your broker may not vote on your behalf on any other proposals, absent specific instructions from you.

What do I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may change your vote at any time prior to the closing of the polls at our annual meeting by:

●	Re-voting by telephone or by Internet (only your latest vote will be counted); note that telephone and Internet voting will close at 11:59 p.m. ET the day prior to our annual meeting;

●	Submitting another proxy card with a later date (again, only your latest vote will be counted);

●	Sending written notice to our Corporate Secretary (which must be received at our corporate headquarters no later than 5:00 p.m. ET the day before our annual meeting) stating that you would like to revoke (that is, cancel) your proxy; or

●	Voting in person at our annual meeting.

If you are the beneficial owner of shares held in street name, you may submit new voting instructions by following the instructions provided by your broker or other nominee. You also may vote in person at the annual meeting if you obtain a valid proxy from your broker or other nominee authorizing you to vote at our annual meeting.

Who will count the votes?

A representative of Safeguard will count the votes and act as the judge of election.

What is “householding” and how does it affect me?

If you and other residents at your mailing address are the beneficial owner of shares held in street name, you may receive only one paper copy of our proxy materials or Notice, as applicable, unless you have provided contrary instructions. This practice is commonly referred to as “householding” and potentially provides extra convenience for shareholders and cost savings for companies. If you would like to receive a separate set of proxy materials or Notice in the future, please request the additional copy by contacting your broker or other nominee. If you wish to receive a separate set of proxy materials or Notice now, please request the additional copy by contacting Broadridge Financial Solutions, Inc.:

By Internet:	www.proxyvote.com
By telephone:	1-800-579-1639
By email:	sendmaterial@proxyvote.com

If you request a separate set of proxy materials or Notice by email, please be sure to include your control number in the subject line. A separate set of proxy materials or Notice will be sent promptly following receipt of your request.

How may I obtain a copy of Safeguard’s 2016 Annual Report on Form 10-K?

Shareholders may request a free copy of our 2016 Annual Report on Form 10-K by contacting:

Safeguard Scientifics, Inc.

Attention: Investor Relations

170 North Radnor-Chester Road, Suite 200

Radnor, PA 19087

Alternatively, shareholders can access our 2016 Annual Report on Form 10-K on our website at: www.safeguard.com/proxy.

ITEM 1 — ELECTION OF DIRECTORS

Our directors are elected annually and serve until our next annual meeting of shareholders. Effective immediately prior to our annual meeting, the size of our Board will be decreased from seven to six members; therefore, there are six nominees for election at this year’s annual meeting. Mara Aspinall, a current member of our Board, recently informed the Board that, based on her other professional obligations, she would not stand for re-election to our Board, which resulted in the Board’s determination to decrease the size of the Board for the immediate future to six members. The Board expresses its sincere appreciation to Ms. Aspinall for her dedication and service to Safeguard. Ms. Aspinall will continue to serve on the Board, as well as the Audit Committee and Nominating and Corporate Governance Committee, until our annual meeting. All of the nominees are currently serving as directors, and each nominee has consented to serve until our next annual meeting if elected. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voted on the original director candidate will be cast for the substituted candidate.

Director Nominee Experience and Qualifications

Our Board believes that directors should collectively possess a broad range of skills, expertise, knowledge and business experience that will enable the Board to fulfill its responsibilities, including providing effective oversight of our business. The Nominating & Corporate Governance Committee has developed a matrix of skills and experience that it has determined would be beneficial to have represented on our Board. The Nominating & Corporate Governance Committee regularly reviews the appropriate skills and experience required of directors in the context of the fit between Safeguard’s needs regarding its Board composition and the individual skills and experience of the current Board members.

The Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity. However, the Nominating & Corporate Governance Committee’s charter provides that the committee shall “seek members from diverse backgrounds” and will evaluate nominees for election to our Board “with the objective of recommending a group that through its diversity of experience can provide relevant advice and counsel to management.” The Board and the Nominating & Corporate Governance Committee believe that diversity must be viewed in a broad sense, including skills, experience, age, race, gender and ethnicity.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating & Corporate Governance Committee considers the needs of the Board as a whole as well as the staffing needs of each of its committees. With respect to the nomination of continuing directors for re-election, an individual’s past contributions to the Board also are considered. The Board monitors the effectiveness of this approach via an annual internal board and peer assessment, as well as ongoing director succession planning discussions by the Board and its Nominating & Corporate Governance Committee. From time to time, the Nominating & Corporate Governance Committee may conduct informal or formal searches and consider specific new candidates for potential nomination for election or for appointment to our Board. In considering potential director candidates, the Nominating & Corporate Governance Committee seeks the following attributes for director nominees:

●	A strong record of personal integrity and ethical conduct;

●	A leader in the companies or institutions with which he or she is affiliated;

●	Competencies, skills and experiences that are complementary to the background and experience represented on Safeguard’s Board and that meet the needs of Safeguard’s strategy and business;

●	A willingness and ability to devote sufficient time to fulfill his or her responsibilities to Safeguard and our shareholders;

●	The ability to represent the long-term interests of our shareholders; and

●	The ability to provide relevant advice and counsel to management and best perpetuate the success of Safeguard’s business.

2017 Nominees for Director

Our Board believes that all of the nominees named below are highly qualified and bring executive leadership skills and experience, resulting in a talented and diverse Board. The biography of each of our director nominees includes the specific experiences, qualifications, attributes and skills that caused the Nominating & Corporate Governance Committee and our Board to determine that the individual should be nominated to serve as a director until our 2018 annual meeting, given our business and structure.

The Board recommends a vote FOR each nominee. The six nominees who receive the highest number of affirmative votes will be elected as directors.

Stephen T. Zarrilli, age 55 President and Chief Executive Officer Director since: 2012 Safeguard Board Committees: Capital Management*	Other public directorships: Virtus Investment Partners, Inc. Former public directorships within past five years: Nutrisystem, Inc.

Career Highlights:

—	President and Chief Executive Officer (November 2012 – present); Senior Vice President and Chief Financial Officer (June 2008 – November 2012); and Acting Chief Administrative Officer and Acting Chief Financial Officer (December 2006 – June 2007), Safeguard Scientifics, Inc.
—	Co-founder and Managing Director, Penn Valley Group, a middle-market management advisory and private equity firm (2004 – June 2008)
—	Chief Financial Officer, Fiberlink Communications Corporation (2001 – 2004)
—	Chief Executive Officer, Concellera Software, Inc. (2000 – 2001)
—	Chief Executive Officer (1999 – 2000) and Chief Financial Officer (1994 – 1998), US Interactive, Inc.
—	Deloitte & Touche (1983 – 1994)

Experience and Qualifications: Mr. Zarrilli has more than 30 years of experience in corporate finance and accounting, general operations and executive management; capital markets transactions; debt and equity financings; merger and acquisition transactions; and emerging ventures.

Julie A. Dobson, age 60 Director since: 2003 Safeguard Board Committees: Capital Management*, Compensation (Chair), Nominating & Corporate Governance	Other public directorships: American Water Works Company Inc. Former public directorships within past five years: PNM Resources, Inc. and RadioShack Corporation

Career Highlights:

—	Chief Operating Officer, Telecorp PCS, Inc., a wireless/mobile phone company that was acquired by AT&T Wireless, Inc. (1998 – 2002)
—	Various executive positions during her 18-year career with Bell Atlantic Corporation, including President, Bell Atlantic Corporation’s New York/New Jersey Metro Region mobile phone operations, Vice President of Bell Atlantic Enterprises Corporation, and President and Chief Executive Officer of Bell Atlantic Business Systems International

Experience and Qualifications: Ms. Dobson has 22 years of corporate and entrepreneurial experience, including experience relevant to corporate finance and accounting matters; strategic planning, corporate development and operations management; capital markets transactions; and debt and equity financings. Ms. Dobson also has relevant experience growing businesses organically and through merger and acquisition transactions and experience serving on public company boards and the principal committees thereof.

Stephen Fisher, age 52 Director since: 2015 Safeguard Board Committees: Audit , Capital Management,* Compensation	Other public directorships: Vonage Holdings Corp., Inc. Former public directorships within past five years: None

Career Highlights:

—	Senior Vice President and Chief Technology Officer, eBay Inc., a leading ecommerce company (September 2014 – present)
—	Executive Vice President, Technology (December 2008 – September 2014) and several other executive positions (October 2004 – December 2008) during his tenure with salesforce.com, a provider of leading, worldwide customer relationship management applications and products
—	Various positions with AT&T Labs (1996 – 1999 and 2001 – 2004)
—	Founder, President and Chief Executive Officer, NotifyMe Networks (1999 – 2000)

Experience and Qualifications: Mr. Fisher’s corporate experience includes experience relevant to strategic planning; business and product development; operations management; and growing businesses organically. In addition, he possesses deep domain expertise in the technology and communications services sectors.

George MacKenzie, age 68 Director since: 2003 Safeguard Board Committees: Audit (Chair), Compensation, Nominating & Corporate Governance	Other public directorships: American Water Works Company Inc. (Chair) and Tractor Supply Company Former public directorships within past five years: None

Career Highlights:

—	Interim Chief Executive Officer, American Water Works Company Inc., a provider of water services in North America (January – April 2006)
—	Interim Chief Executive Officer, C&D Technologies, Inc., a technology company that markets systems for the conversion and storage of electrical power (March – July 2005)
—	Executive Vice President and Chief Financial Officer, P.H. Glatfelter Company, a manufacturer of specialty papers and engineered products (September 2001 – June 2002)
—	Vice Chairman (2000 – 2001) and Chief Financial Officer (1995 – 2001) of, and several other executive positions during his 22-year career with, Hercules, Incorporated, a global chemical specialties manufacturer

Experience and Qualifications: Mr. MacKenzie has extensive experience in corporate finance and accounting. He has served as the chief financial officer of a publicly traded company, and he is a certified public accountant. Mr. MacKenzie also has experience in capital markets transactions; debt and equity financings; global strategic planning and operations management; merger and acquisition transactions; and risk management. In addition, he has extensive public company board experience, including service on multiple audit, compensation and nominating and corporate governance committees.

John J. Roberts, age 72 Director since: 2003 Safeguard Board Committees: Audit, Compensation, Nominating & Corporate Governance (Chair)

Other public directorships: Armstrong World Industries, Inc., Vonage Holdings Corp., Inc. and Trustee, Pennsylvania Real Estate Investment Trust

Former public directorships within past five years: None

Career Highlights:

—	Global Managing Partner and a Member of the Leadership Team, PricewaterhouseCoopers LLP at the time of his retirement in June 2002, completing a 35-year career with the professional services firm during which he served in a variety of client service and operating positions

Experience and Qualifications: Mr. Roberts is a certified public accountant and has extensive experience in corporate finance and accounting; capital markets transactions; debt and equity financings; global strategic planning, corporate development and operations management; management and technology consulting; risk management; and merger and acquisition transactions. He also has extensive public and private company board service experience, including service on multiple audit committees.

Robert J. Rosenthal, PhD, age 60

Chairman of the Board (effective May 2016)

Director since: 2007

Safeguard Board Committees: Audit (until May 2016), Capital Management (Chair) (until May 2016)*, Compensation (until May 2016)

Other public directorships: Bruker Corporation Former public directorships within past five years: None

Career Highlights:

—	Chief Executive Officer and director, Taconic Biosciences, Inc., a provider of research models for pharmaceutical and biotechnology researchers (June 2014 – present)
—	Chairman and Chief Executive Officer, IMI Intelligent Medical Implants, AG, a medical technology company that developed an intelligent retinal implant for degenerative retinal disorders (January 2010 – December 2013)
—	President and Chief Executive Officer, Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools (October 2005 – December 2009)
—	President and Chief Executive Officer, TekCel, Ltd., a provider of life sciences research tools (October 2003 – January 2007)
—	President and Chief Executive Officer, Boston Life Sciences, Inc., a diagnostic and therapeutic development company (July 2002 – October 2003)
—	President and Chief Executive Officer, Magellan Discovery Technologies, LLC, a life sciences acquisition company (January 2001 – July 2002)
—	Senior Vice President, Perkin Elmer Corporation and President of its instrument division (March 1999 – November 2000)
—	Various executive positions, Thermo Optek Corporation (September 1995 – February 1999)

Experience and Qualifications: Dr. Rosenthal has 30 years of experience relating to companies involved in the development of diagnostics, therapeutics, medical devices and life sciences tools and technologies. His specific experience includes strategic planning and positioning; corporate, business and product development; operations management; capital markets transactions; debt and equity financings; fund-raising; merger and acquisition transactions; and corporate finance. Dr. Rosenthal also has significant public and private company board experience.

Skills and Qualifications of Board

The following table includes the skills and qualifications of each director that led our Board to conclude that the director is qualified to serve on our Board.

	Stephen Zarrilli	Julie Dobson	Stephen Fisher	George MacKenzie	John Roberts	Robert Rosenthal
Operational / Direct Management Experience	✓	✓	✓		✓	✓
Capital Markets Experience	✓	✓	✓	✓	✓	✓
Private Equity / Venture Capital Industry Experience	✓	✓	✓	✓	✓	✓
Financial Expertise / Literacy	✓	✓	✓	✓	✓	✓
C-level Experience	✓	✓	✓	✓	✓	✓
Other Public / Private Director Experience	✓	✓	✓	✓	✓	✓

*	Following the reduction in the size of our Board in May 2016 from eight to six members, the Board eliminated the Capital Management Committee, and its duties were assumed by the Board at that time.

CORPORATE GOVERNANCE AND BOARD MATTERS

Safeguard’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating & Corporate Governance Committee Charter are available at www.safeguard.com/governance. The Code of Business Conduct and Ethics is applicable to all employees of Safeguard, including each of our executive and financial officers, and the members of our Board. Safeguard will post information regarding amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to Safeguard’s directors or executive officers) in the Corporate Governance section of our website. Our website is not part of this proxy statement. All references to our website address are intended to be inactive textual references only.

Board Independence. Safeguard’s common stock is listed on the New York Stock Exchange (“NYSE”). To assist the Board in making independence determinations, the Board has adopted categorical standards that are reflected in our Corporate Governance Guidelines. Generally, under these standards, a director does not qualify as an independent director if any of the following relationships exist:

●	Currently or within the previous three years, the director has been employed by us; someone in the director’s immediate family has been one of our executive officers; or the director or someone in the director’s immediate family has been employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

●	The director is a current partner or employee, or someone in the director’s immediate family is a current partner of, a firm that is our internal or external auditor; someone in the director’s immediate family is a current employee of the firm and personally works on our audit; or the director or someone in the director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years;

●	The director or someone in the director’s immediate family received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued service);

●	The director is a current employee or holder of more than 10% of the equity of another company, or someone in the director’s immediate family is a current executive officer or holder of more than 10% of the equity of another company, that has made payments to or received payments from us, in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

●	The director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or 2% of that charitable organization’s consolidated gross revenues.

The Board has determined that Mara Aspinall, Julie Dobson, Stephen Fisher, George MacKenzie, John Roberts and Robert Rosenthal, and previously determined that former directors, Andrew Lietz and Jack Messman (who each retired from our Board immediately prior to the 2016 Annual Shareholders Meeting), meet the above independence standards and have no other direct or indirect material relationships with us other than their directorship; therefore, each of such directors is independent within the meaning of the NYSE listing standards and satisfies the categorical standards contained in our Corporate Governance Guidelines. Mr. Zarrilli, our President and Chief Executive Officer, is our only non-independent director.

Director Attendance at Meetings. At the date of this proxy statement, Safeguard’s Board has seven members and three standing committees. The Board held six meetings in 2016 and committees of the Board (including one special-purpose committee that met during 2016) held a total of 14 meetings. Each incumbent director attended over 80% of the total number of meetings of the Board and committees of which he or she was a member during 2016. Overall attendance at such meetings was approximately 94%. Each year, the Board meets on the same day as our annual meeting of shareholders. Although there is no policy requiring Board members to attend our annual meeting, all Board members are encouraged to attend and typically do so. All of our then directors attended our 2016 annual meeting.

Executive Sessions of the Board. Under our Corporate Governance Guidelines and NYSE listing standards, non-employee directors meet in executive session at each regularly scheduled Board meeting, outside of the presence of any management directors and any other members of Safeguard’s management. The Chairman of the Board presides at these sessions.

Leadership Structure and Committee Composition. Based upon the recommendation of our Nominating & Corporate Governance Committee, the Board has determined that separating the roles of the Chief Executive Officer and Chairman of the Board is in the best interests of the shareholders at the present time. The Board views the role of the Chief Executive Officer as having responsibility for the day-to-day leadership and performance of Safeguard, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the Board. The Chairman of the Board also coordinates the work of the Board committees and serves as the independent director primarily responsible for consultations and communications with shareholders.

Based on the recommendation of our Nominating & Corporate Governance Committee, our Board has determined that our current Board committee structure is the most appropriate for Safeguard, at present.

Audit Committee. The Audit Committee held four meetings during 2016. The Audit Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:

●	Assist the Board in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements and the performance of Safeguard’s internal audit function;

●	Interact with and evaluate the performance, qualifications and independence of Safeguard’s independent registered public accounting firm;

●	Review and approve related party transactions; and

●	Prepare the report required by SEC regulations to be included in the proxy statement.

The Audit Committee has the sole authority to retain, set compensation and retention terms for, terminate and oversee the relationship with Safeguard’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee also oversees the activities of the internal auditor, reviews the effectiveness of the internal audit function and approves the appointment of the internal auditor. The Audit Committee has the authority to obtain advice, counsel and assistance from internal and external legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from Safeguard for such advice and assistance. Although the Audit Committee has the powers and responsibilities set forth in its charter, its role is oversight, and management has primary responsibility for the financial reporting process of Safeguard.

The Board has determined that each member of the Audit Committee meets the independence requirements established by SEC regulations, the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined that Messrs. MacKenzie and Roberts are “audit committee financial experts” within the meaning of the SEC regulations, and the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the NYSE listing standards. Mr. Roberts serves as a member of the audit committee of the board of directors of four publicly traded companies, including our Audit Committee. The Board has determined that such simultaneous service does not impair Mr. Roberts’ ability to effectively serve on our Audit Committee.

Capital Management Committee. The Capital Management Committee held three meetings during 2016. Following the reduction in the size of our Board in May 2016 from eight to six members, the Board eliminated the Capital Management Committee, and its duties were assumed by the Board at that time. Prior to its elimination, the Capital Management Committee had the authority to approve, between regularly scheduled Board meetings, the following transactions:

●	Follow-on transactions in existing partner companies involving amounts in the aggregate between $10 million and $20 million; and

●	New transactions involving amounts between $10 million and $20 million.

The Capital Management Committee also reviewed, and recommended to the Board, any new or follow-on transactions involving amounts equal to or in excess of $20 million and divestitures of existing partner companies into which we previously deployed $20 million or more capital.

Compensation Committee. The Compensation Committee held five meetings during 2016. The Compensation Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:

●	Approve the philosophy for compensation of our executives and other employees;

●	Establish compensation (including base salary, incentive compensation and equity-based programs) for our Chief Executive Officer and other executive officers;

●	Administer the long- and short-term compensation and performance-based incentive plans (which are cash and equity based);

●	Approve employment agreements and perquisites provided to our executive officers;

●	Review management’s recommendations for our broad-based employee benefit plans;

●	Evaluate and recommend to the Board the compensation for all non-employee directors for service on the Board and its committees; and

●	Review and discuss with management the Compensation Discussion and Analysis and recommend to the Board its inclusion in our Annual Report on Form 10-K and proxy statement.

It also is the responsibility of the Compensation Committee to assess Safeguard’s compensation policies and practices insofar as they may create risk for Safeguard. The Compensation Committee evaluates this risk annually and in early 2017 made the affirmative determination that it does not believe that any of our compensation policies and practices are reasonably likely to have a material adverse effect on Safeguard. Safeguard’s Audit Committee and our Board have concurred in that determination.

The Board has determined that each member of the Compensation Committee meets the independence requirements established by SEC regulations, the NYSE listing standards and our Corporate Governance Guidelines.

Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee held two meetings during 2016. The Nominating & Corporate Governance Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:

●	Establish criteria for the selection of directors;

●	Evaluate and consider qualified Board candidates, including those recommended by shareholders;

●	Recommend to the Board the nominees for director, including nominees for director in connection with Safeguard’s annual meeting of shareholders;

●	Conduct an annual evaluation of the Board and its members and oversee the evaluations of each of the Board committees;

●	Take a leadership role in shaping Safeguard’s corporate governance policies, including developing and recommending to the Board Safeguard’s Corporate Governance Guidelines and Code of Business Conduct and Ethics;

●	Review with management Safeguard’s strategic direction and Safeguard’s strategic plan and the implementation of management’s long-term strategy and report to the Board on such activities;

●	Evaluate the performance of the Chief Executive Officer; and

●	Monitor the process of succession planning for the Chief Executive Officer and executive management.

The Board has determined that each member of the Nominating & Corporate Governance Committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines.

Annual Performance Evaluations. The Nominating & Corporate Governance Committee annually assesses the performance of the Board and the individual performance of each Board member, based on input from all directors, and shares its assessment with the Board. The Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee also annually assess their respective performance and committee processes. The Chairman of the Board reviews the feedback received on individual director performance with each director and solicits suggestions for improving committee and Board performance.

Board Refreshment and Tenure. Our Corporate Governance Guidelines do not maintain term limits on the service of our directors. The Board believes that term limits could result in the loss of directors who have been able to develop over time increasing insight into our business and operations and an institutional memory that benefits the entire membership of the Board. Instead, the Nominating and Governance Committee reviews annually each director’s continuation on the Board, which allows the director to confirm his or her desire to continue to serve, and provides the Board an opportunity to refresh its membership when it deems appropriate.

Our Corporate Governance Guidelines, however, generally restrict a non-employee director who has reached his or her 75th birthday prior to the date of our annual meeting of shareholders from being nominated for re-election to the Board. However, the Nominating and Corporate Governance Committee may, in special circumstances and where deemed in Safeguard’s best interests, grant an exception to this policy on an annual basis.

Review and Approval of Transactions with Related Persons. The Board has adopted a written policy which charges the Audit Committee with the responsibility of reviewing with management at each regularly scheduled meeting and determining whether to approve any transaction (other than a transaction that is available to all employees generally on a non-discriminatory basis) between us and our directors, director nominees and executive officers or their immediate family members. Between regularly scheduled meetings of the Audit Committee, management may preliminarily approve a related party transaction, subject to ratification of the transaction by the Audit Committee. If the Audit Committee does not ratify the transaction, management will make all reasonable efforts to cancel the transaction.

Risk Management. Our Board, as a whole and at the committee level, is actively involved in the oversight of risks that affect Safeguard’s business. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee oversees the management of financial related risks and related party transactions. The Nominating & Corporate Governance Committee manages risks associated with the independence of our Board and potential conflicts of interest. Although the oversight of certain risks is conducted through committees of the Board, our full Board retains responsibility for risk oversight and no individual committee has been delegated responsibility for such function. Our Board receives reports at each regularly scheduled Board meeting by each committee chair regarding each committee’s considerations and actions, as well as regular reports directly from our senior management team regarding particular risks that may impact Safeguard. This allows our Board and its committees to coordinate the risk oversight role and to keep our Board timely apprised of all risks that might impact Safeguard’s business.

Communications with Safeguard’s Board. Any shareholder or other interested party may communicate with our Board or any specified non-management director(s) by addressing the communication as follows:

c/o Corporate Secretary

Safeguard Scientifics, Inc.

170 North Radnor-Chester Road, Suite 200

Radnor, PA 19087

The guidelines for communications with our Board are available on our website at www.safeguard.com/governance.

Process for Nominating Potential Director Candidates. In addition to its other responsibilities, the Nominating & Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating & Corporate Governance Committee may use any number of methods to identify and evaluate potential director nominees, including personal, management and industry contacts; recruiting firms; and candidates recommended by shareholders.

The Nominating & Corporate Governance Committee considers properly submitted shareholder recommendations of director candidates in substantially the same manner as it considers director candidate recommendations from other sources. Any shareholder recommendation must include the following: the nominee’s name and the information about the nominee that would be required in a proxy statement under the SEC’s rules; information about the relationship between the nominee and the nominating shareholder; proof of the number of shares of Safeguard common stock that the nominating shareholder owns and the length of time the shares of Safeguard common stock have been owned; and a letter from the nominee certifying his or her willingness to serve, if elected, as a director.

Recommendations should be addressed to the Chairperson, Nominating & Corporate Governance Committee:

c/o Corporate Secretary

Safeguard Scientifics, Inc.

170 North Radnor-Chester Road, Suite 200

Radnor, PA 19087

Board Compensation. During 2016, each of our non-employee directors was compensated for his or her service as a director through cash payments as shown in the table below:

Compensation Item	Amount ($)
Annual Board Retainers (payable relative to a full year of Board service):
Chairman of the Board	100,000
Other Directors	50,000
Additional Annual Chairperson Retainers (payable relative to a full year of committee service):
Audit Committee	15,000
Capital Management Committee	15,000
Compensation Committee	10,000
Nominating & Corporate Governance Committee	10,000
Meeting Attendance Fees:
Each committee meeting	1,500

Directors’ fees are paid quarterly, in arrears, and retainers are prorated based on actual days of service relative to a full year of Board service. We also reimburse our directors for expenses they incur to attend our Board and committee meetings and for attendance at one director continuing education program during each calendar year or the reasonable cost of one year’s membership in an organization that is focused on director education.

In December 2016, with assistance from Semler Brossy Consulting Group, LLC, an independent compensation consulting firm, the Compensation Committee reviewed the compensation of our non-employee directors and recommended the elimination of meeting fees paid to such directors for their service on the Board’s committees and, in place of such meeting fees, recommended the payment of annual retainers to such directors. The Compensation Committee recommended the following specific annual retainers:

•	each Compensation Committee member will receive an annual $15,000 retainer;

•	each Audit Committee member will receive an annual $15,000 retainer; and

•	each Nominating & Corporate Governance Committee member will receive an annual $10,000 retainer.

The Compensation Committee did not recommend any changes to the additional annual chairperson retainers paid to the chairperson of each of the Board’s committees and such additional retainers will remain in effect. The Board concurred with these recommendations and the changes will become effective beginning with the new director term that commences following our 2017 annual meeting.

On May 31, 2016, each non-employee director who stood for re-election at our 2016 annual meeting was awarded a recurring annual service grant that consisted of 5,000 deferred stock units (“DSUs”). In connection with the Compensation Committee’s review of the compensation of the non-employee directors in December 2016, the Compensation Committee recommended changing the annual equity grant to non-employee directors from a fixed number of DSUs to a number of DSUs having a value of $85,000, based upon the average closing price of a share of our common stock on the New York Stock Exchange composite tape for the 20 consecutive trading days immediately preceding the grant date. The Board concurred with this recommendation and the change will become effective beginning with the new director term that commences following our 2017 annual shareholders meeting. The annual service DSU grants are fully vested at issuance for directors who have reached age 65 and otherwise vest on the first anniversary of the grant date or, if earlier, once a director reaches age 65. The DSUs represent the right to receive shares of Safeguard common stock, on a one-for-one basis, following the date upon which the director leaves the Board.

Safeguard also maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each outside director, at his or her election, to receive DSUs in lieu of the cash retainer and meeting fees paid to each director, as described above, for service on the Board and its committees (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the calendar year following the year in which the election is made and remains in effect for each subsequent year unless the director elects otherwise by the end of the calendar year prior to the year in which the services are rendered. The number of DSUs awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching DSUs, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always fully vested in DSUs awarded in lieu of Directors’ Fees deferred; the matching DSUs are fully vested at grant for directors who have reached age 65 and otherwise vest on the first anniversary of the date the matching DSUs were credited to the director’s account or, if earlier, once a director reaches age 65. Each DSU entitles the director to receive one share of Safeguard common stock following the date upon which the director leaves the Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.

Director Compensation – 2016. The following table provides information on compensation earned for services provided during 2016 by each non-employee director who served on our Board at any time during 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)(5)
Mara G. Aspinall	63,500	71,800	–	771	136,071
Julie A. Dobson	75,000	72,039	–	–	147,039
Stephen Fisher	63,500	83,806	–	3,475	150,781
Andrew E. Lietz	38,187	3,960	–	–	42,147
George MacKenzie	83,000	67,175	–	–	150,175
Jack L. Messman	25,593	0	–	–	25,593
John J. Roberts	76,500	81,057	–	–	157,557
Robert J. Rosenthal	97,272	67,175	–	–	164,447

(1)	The amounts included in this column reflect Directors’ Fees earned for services provided during 2016, including amounts deferred under our Directors’ DSU Program. Of the amount of Directors’ Fees earned for services provided during 2016, Ms. Dobson and Mr. Lietz each deferred payment of 25%, and Mr. Fisher and Mr. Roberts deferred payment of 100%. Each director received DSUs in lieu of Directors’ Fees that they deferred and matching DSUs equal to 25% of the Directors’ Fees that they deferred. Directors who defer fees and receive DSUs are essentially investing in common stock equivalents that are initially valued based on the fair market value of our common stock on the date of issuance. As a result, the value of their DSUs fluctuates with the market value of our common stock.

(2)	These amounts do not represent compensation actually received. Rather, these amounts represent the grant date fair values of the matching DSUs and the annual service grant of DSUs computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value of the DSUs is determined by multiplying the number of shares underlying the DSUs by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE composite tape, on the grant date. The matching DSUs issued in January 2016 related to fees deferred that were earned during the fourth quarter of 2015. The following table presents the grant date fair value for each DSU award made to each non-employee director during 2016:

	Grant Date Fair Value ($)
Name	1/15/16	4/15/16	5/18/16	5/31/16	7/15/16	10/15/16
Mara G. Aspinall	4,625	–	–	67,175	–	–
Julie A. Dobson	1,409	1,306	–	67,175	1,120	1,029
Stephen Fisher	4,999	3,876	–	67,175	3,877	3,880
Andrew E. Lietz	1,566	1,568	826	–	–	–
George MacKenzie	–	–	–	67,175	–	–
Jack L. Messman	–	–	–	–	–	–
John J. Roberts	–	5,254	–	67,175	4,123	4,505
Robert J. Rosenthal	–	–	–	67,175	–	–

(3)	The directors’ aggregate holdings of DSUs and stock options to purchase shares of our common stock (both vested and unvested), as of December 31, 2016, were as follows:

Name	DSUs (#)	Stock Options (#)
Mara G. Aspinall	16,032	8,333
Julie A. Dobson	50,069	15,000
Stephen Fisher	13,082	8,333
Andrew E. Lietz	15,486	15,000
George MacKenzie	34,696	19,166
Jack L. Messman	45,318	10,000
John J. Roberts	45,590	10,000
Robert J. Rosenthal	36,134	19,166

(4)	The amounts in this column represent costs associated with attendance at a director’s continuing education program or a director’s reasonable annual dues for membership in an organization focused on director education.

(5)	Directors also are eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings. These amounts are not included in the table above.

Stock Ownership Guidelines. Each non-employee director is expected to own a number of shares of our stock having a value at least equal to a designated multiple of the annual retainer paid to such director for service on our Board. Such ownership is expected to be achieved within the later of five years after an individual’s election to our Board or the fifth anniversary following any increase in the required multiple of the annual retainer. Since 2012, the equity position threshold in our stock that is required to be held by non-employee directors is three times the annual cash Board retainer. No sales of stock are permitted during the period in which the ownership requirement has not been met (except for limited stock sales to meet tax obligations), without the approval of the Board. Shares counted toward these guidelines include:

●	Outstanding shares beneficially owned by the director;
●	Vested shares of restricted stock;
●	Vested DSUs that have been credited to the director; and
●	The net value of shares underlying vested, in-the-money options (“Net Option Value”).

For purposes of calculating the value to be used in monitoring compliance with the ownership guidelines, we utilize (a) the greater of the current value or the cost basis of purchased shares; (b) the greater of the current value or fees deferred in connection with vested DSUs; and (c) our trailing six-month average share price in determining Net Option Value.

Based on information they have provided to us, all of our outside directors, with the exception of Ms. Aspinall and Mr. Fisher, who joined our Board in 2014 and 2015, respectively, have achieved the required ownership levels.

ITEM 2 – NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

In 2011, our Board determined that an annual advisory “say-on-pay” vote on executive compensation would be the most appropriate alternative for Safeguard and approximately 90% of the votes cast by our shareholders at our 2011 annual meeting were voted in favor of future advisory say-on-pay votes being held annually. Accordingly, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders with the opportunity to endorse or not endorse Safeguard’s 2016 executive compensation as described in this proxy statement. Shareholders also may abstain from voting.

In considering your vote, we invite you to review the Compensation Discussion and Analysis beginning on page 22 of this proxy statement. As described in the Compensation Discussion and Analysis, the purpose of Safeguard’s compensation policies and procedures is to attract and retain experienced, highly qualified executives crucial to Safeguard’s long-term success and enhancement of shareholder value. The Compensation Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. The vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

Our Board recommends that shareholders indicate their support for the 2016 executive compensation afforded to Safeguard’s named executive officers by voting FOR the following resolution:

“RESOLVED, that the compensation paid to Safeguard’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure included in this proxy statement, is hereby APPROVED.”

This vote will not be binding on our Board or the Compensation Committee and may not be construed as overruling a decision by our Board or the Compensation Committee or imply any additional fiduciary duty on our Board. Further, it will not affect any compensation paid or awarded to any executive.

ITEM 3 – NON-BINDING, ADVISORY VOTE CONCERNING THE FREQUENCY OF THE NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended, and as required by the Dodd-Frank Act, Safeguard is required, no less frequently than once every six years, to put to shareholders a non-binding, advisory shareholder vote concerning the frequency of future advisory votes concerning executive compensation. Safeguard shareholders may indicate whether they would prefer an advisory vote concerning executive compensation every one (annually), two (biennially) or three (triennially) years. Shareholders also may abstain from voting. Accordingly, Safeguard shareholders are being asked to approve the following resolution:

“RESOLVED, that the shareholders’ non-binding, advisory vote concerning executive compensation shall occur every year, as approved by the shareholders at the annual meeting of shareholders.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Board or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee nor imply any additional fiduciary duty on the Board. However, the Compensation Committee and the Board recognize the importance of receiving input from Safeguard’s shareholders on important issues and expect to take into account the outcome of the vote when considering the frequency with which future say-on-pay votes will be held. So long as a quorum representing a majority of our outstanding voting stock is present, either in person or by proxy, the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote for the proposal will determine our shareholders preference for the frequency of advisory votes on executive compensation in the future.

Safeguard’s Board is recommending an annual non-binding, advisory vote concerning executive compensation because the Compensation Committee reviews and considers executive compensation and Safeguard’s compensation policies and procedures on an annual basis. As a result, the Board believes that input from shareholders concerning executive compensation annually, although not binding, would be beneficial to the Compensation Committee as it considers these matters. Shareholders may cast their vote on the frequency of advisory votes on executive compensation for one of the following four choices: every one, two or three years, or abstain. Shareholders are voting on one of these frequencies and are not voting to approve or disapprove Safeguard’s recommendation.

SAFEGUARD’S BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

AN ANNUAL NON-BINDING, ADVISORY VOTE CONCERNING EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Committee (for purposes of this discussion, the “Committee”) is responsible for establishing our company-wide compensation philosophy and practices, for determining the compensation for our “named executive officers,” and for approving the compensation for our other senior executives, based on the recommendations of our President and Chief Executive Officer. This Compensation Discussion and Analysis describes our executive compensation program and the compensation decisions made for 2016 for our named executive officers. At December 31, 2016, there were three individuals serving as named executive officers of Safeguard:

Stephen T. Zarrilli	President and Chief Executive Officer
Jeffrey B. McGroarty	Senior Vice President and Chief Financial Officer
Brian J. Sisko	Chief Operating Officer, Executive Vice President and Managing Director

Our senior executive group is currently comprised of a total of ten executives with the title of Senior Vice President or higher, including our named executive officers. This Compensation Discussion and Analysis also describes programs that apply to our senior executive group as a whole.

2016 Business Highlights

Our 2016 performance demonstrates continued execution of our strategic goals: deploying capital into defined vertical markets; building value; and realizing gains through well-timed exit transactions. Highlights of the year are included below because the Committee believes senior executive compensation should correlate with Safeguard’s performance.

Overall, the Committee believes that Safeguard executed well against its 2016 strategic plan.

●	We realized approximately $72.7 million in aggregate proceeds (excluding additional escrowed funds of $1.2 million) related to (i) two 2016 partner company exits (Putney and Bridgevine) and (ii) prior years’ exit activity (ThingWorx, Drive Factor and Quantia).

●	We deployed $22.9 million of capital into four new partner companies and deployed an additional $56.4 million to support the growth of 18 partner companies in which we already had an interest at the end of 2015.

●	We had 29 partner companies at the end of 2016, the same overall number of partner companies that we had at the end of 2015 taking into account partner company exit activity as well as partner company additions and deletions.

●	Our partner companies grew revenues by 5% in the aggregate, and the majority of our partner companies performed at or above plan on other key metrics.

●	We repurchased an aggregate of approximately 423,000 shares of our common stock.

Key 2016 Compensation Decisions

●	Messrs. Zarrilli and Sisko received approximately 5% and 7% increases, respectively, in their base salaries for 2016 based upon multiple factors, including an assessment of competitive compensation data.

●	Based upon an assessment of competitive compensation data in the market in which Safeguard competes for executive talent, and based upon the individual performance of each of our named executive officers, the Committee increased the target management incentive plan awards for 2016 for Messrs. Zarrilli and Sisko by approximately 5% and 7%, respectively.

●	In reviewing Safeguard’s performance against the objectives set forth in the 2016 management incentive plan, the Committee approved a 94% achievement level in connection with the partner company performance component of the corporate objectives and an 80% achievement level in connection with overall corporate performance, resulting in an 87% payout to our named executive officers. While the Committee felt the year included significant positive results in corporate operations, and in most of the partner companies, Safeguard did not meet all of our objectives, particularly in the returns provided to shareholders.

●	In December 2016, the Committee reviewed the competitive market data provided by its consultant, the individual performance of each of our named executive officers and an assessment of the long term incentive compensation of our named executive officers relative to our proxy peers and, based upon such review, increased Mr. Zarrilli’s long-term incentive value to better match his compensation opportunity to the market in which we compete for talent. The long-term incentive value for the 2016 equity grant for Mr. Zarrilli increased by 22.2%, and serves the Committee’s objective of continuing to put a greater emphasis on the long-term performance based component of incentive compensation.

●	In consideration of Mr. Zarrilli’s role with respect to the sale of our former partner company Putney, Inc. to Dechra Pharmaceuticals Plc., including Mr. Zarrilli’s service as a member of Putney’s Board of Directors, which the Committee found to be crucial to the successful exit of Putney, in the first quarter of 2017, the Committee approved the payment of a one-time bonus to Mr. Zarrilli in the amount of $175,000. For further detail regarding such bonus, see the “Summary Compensation Table” below.

Effective Corporate Governance Principles

We believe that our executive compensation philosophy is reflected in the corporate governance principles that support our business and align with our shareholders’ long-term interests. Below is a summary of what we do and what we don’t do relating to our executive compensation.

WHAT WE DO:

✓	Emphasize variable pay for performance by linking our named executive officers’ target incentive compensation to Safeguard’s financial performance and the attainment of specified metrics

✓	Maintain short-term and long-term incentive programs with distinct performance-based measures

✓	Grant approximately two-thirds of the equity awards under our long-term incentive programs subject to the achievement of performance-based measures that are aligned with the creation of shareholder value

✓	Emphasize a long-term orientation under our equity compensation program by requiring a minimum service vesting period for performance-based equity grants if the performance hurdles are achieved in the near term

✓	Apply double-trigger vesting of equity awards to our senior executives upon a change in control

✓	Retain an independent compensation consulting firm that provides no other services to Safeguard

✓	Maintain a compensation recoupment policy that will permit us to seek reimbursement of cash and incentive compensation and/or equity grants in certain instances of financial statement restatement

✓	Maintain meaningful stock ownership guidelines for our senior executives and Board members

WHAT WE DON’T DO:

U	Provide golden parachute excise tax or other tax gross-ups upon a change in control

U	Provide any material perquisites

U	Permit repricing of underwater options without shareholder approval

U	Grant stock option awards or stock appreciation rights (“SARs”) below 100% of fair market value

U	Permit hedging or short-sales transactions in our stock by our senior executives, or permit the use of Safeguard stock as collateral for indebtedness by our executive officers

U	Provide a pension plan or special retirement program other than our 401(k) plan, which is available to all employees

U	Provide post-retirement health coverage

The Committee reviews our compensation philosophy each year to ensure that its principles and objectives are aligned with our overall business strategy and aligned with the interests of our shareholders in increasing the value of our common stock over the long term. We seek to apply a consistent philosophy across our executive group, not just among our named executive officers.

Compensation Philosophy and Objectives

Our overall goals in compensating our executives are as follows:

●	Attract, retain and motivate executives whose experience and skills can be leveraged across our partner companies to facilitate the partner companies’ growth and success;

●	Promote and reward the achievement of short-term and long-term corporate and individual objectives that our Board and management believe will lead to long-term growth in shareholder value; and

●	Encourage meaningful equity ownership and the alignment of executive and shareholder interests as an incentive to increase shareholder value.

Our executive compensation program is intended to:

●	Provide a mix of fixed and variable at-risk cash compensation;

●	Balance rewards for short-term performance with our ultimate goal of producing long-term shareholder value;

●	Link variable compensation to specific, identifiable metrics that demonstrate value creation for Safeguard; and

●	Facilitate executive recruitment and retention.

As has been the case in recent years, in 2016, a significant portion of our executives’ long-term compensation opportunity was granted subject to capital-return based vesting, under which equity awards vest based on partner company monetizations and the aggregate cash returns produced for Safeguard by such monetizations. The Committee believes a capital-return based vesting model directly links our executives’ compensation opportunity to the accomplishment of specific objectives which, it is believed, will result directly in share price appreciation. Therefore, when the Committee considers the relationships between the different components of our overall compensation philosophy, especially the relationship between fixed compensation and variable annual and long-term incentive compensation opportunity, the Committee carefully considers the challenging performance metrics it incorporates into all of our incentive compensation programs.

Role of the Compensation Committee in Compensation Decisions

The Committee is responsible for the design of our executive compensation program and for making decisions regarding our named executive officers’ compensation. The Committee also makes, or has final approval authority regarding, all compensation decisions for our other senior executives. Annually, the Committee reviews executive compensation practices, including the methodology for setting total named executive officers’ compensation, the goals of the program, and the overall compensation philosophy for Safeguard. In setting executive compensation and designing our overall compensation program, the Committee considers the data and advice provided by its independent compensation consultant (as well as information that may be provided by management) to determine the appropriate level, on an absolute and relative basis, of compensation, as well as the mix of compensation components. The Committee has looked to competitive information for guidance rather than rigid adherence to specific percentages. The Committee believes that the overall objectives of its compensation philosophy are better achieved through flexibility. The Committee ultimately makes decisions regarding executive compensation based on its assessment of Safeguard’s performance and the achievement of individual, partner company and corporate goals.

The Committee is also responsible for approving and granting equity awards to our directors, executives, employees and members of the Safeguard Advisor and Global Expert Network (formerly referred to as Safeguard’s Advisory Board), with the exception of certain limited authority that the Committee has delegated to the President and Chief Executive Officer to make small equity grants between regularly scheduled Committee meetings (primarily to new hires and new members of the Safeguard Advisor and Global Expert Network). The Committee’s responsibilities are more fully described in its charter, which is available at www.safeguard.com/governance.

Role of Executive Officers in Compensation Decisions

Within the parameters approved by the Committee each year, our named executive officers are responsible for evaluating and setting compensation for our other employees. Our President and Chief Executive Officer annually assesses the performance of each other named executive officer and each of his other senior executive direct reports. When applicable, he also makes recommendations to the Committee concerning the achievement by our other senior executives of their individual short-term objectives as well as other performance achievements. In determining the compensation of our executives, the Committee considers our President and Chief Executive Officer’s assessment and recommendations. However, other than for compensation that has been established contractually or under quantitative formulas established by the Committee each year under our management incentive program, the Committee exercises its own discretion in determining whether to accept or modify our President and Chief Executive Officer’s recommendations. These individuals are not present when the Committee and our President and Chief Executive Officer review their performance or when the Committee makes its determinations concerning their compensation.

From time to time, our President and Chief Executive Officer may recommend to the Committee one-time cash bonuses, stock option or other equity grants to certain employees relating to promotions, instances of superior individual or group performance and/or extraordinary corporate undertakings or events. The Committee acts on such recommendations on a case-by-case basis. During 2016, our President and Chief Executive Officer made, and the Committee ultimately acted on, two such recommendations which resulted in the payment of one-time cash bonuses to two of our employees. Such bonuses were paid in recognition of the respective roles played by such employees in: (i) the sale of our former partner company Putney, Inc. to Dechra Pharmaceuticals Plc. and (ii) our receipt in 2016 of certain additional performance milestone payments in connection with the sale of former partner company ThingWorx, Inc. to PTC, Inc. The sale of Putney to Dechra Pharmaceuticals resulted in our receipt of $58.6 million, which represented a 3.9x cash-on-cash return and 42% IRR. Including the milestone payments received in 2016, the sale of ThingWorx resulted in our receipt of an aggregate of $47.0 million, which represented a 4.7x cash-on-cash return and 84% IRR.

Role of Consultant

During 2016, as in recent years, the Committee engaged Semler Brossy Consulting Group, LLC, an independent compensation consulting firm, to assist the Committee by providing compensation expertise regarding peer group analysis and compensation data, helping the Committee select appropriate performance measures and goals and advising the Committee regarding evolving compensation best practices and trends. Specifically, Semler Brossy provided information relating to competitiveness of pay levels, compensation plan design, specific equity grant matters, market trends, risk assessment and management and technical considerations concerning named executive officers, other executives and directors. In 2016, such information was used by the Committee in connection with compensation adjustments for certain members of our executive management team. Semler Brossy also assisted the Committee with the reporting of executive compensation matters relating to 2016 under applicable SEC disclosure rules. Semler Brossy does not provide services to Safeguard other than those provided to the Committee. Semler Brossy reported to and acted at the direction of, and attended selected meetings as requested by, the Chairperson of the Committee.

The Committee, which has the sole authority to hire and terminate its consultant, evaluates the performance of its consultant annually. In 2016, the Committee considered whether Semler Brossy was “independent,” pursuant to SEC and NYSE rules and our corporate governance documents, and determined that Semler Brossy and its consultants meet those independence standards. In addition, based on its evaluation of Semler Brossy’s independence and information provided by Semler Brossy, the Committee also determined in 2016 that Semler Brossy’s services did not present any conflict of interest.

The Committee has utilized the services of Semler Brossy since 2008. Semler Brossy is compensated on an hourly billing basis. Invoices are directed to and reviewed and approved by the Chairperson of the Committee before payment by Safeguard.

Setting Executive Compensation

The Committee believes that a very significant portion of each executive’s total compensation should be variable or “at-risk.” It is the view of the Committee that the greater the ability of an executive (based on role and responsibilities at Safeguard) to impact Safeguard’s achievement of its short- and long-term objectives, the greater the percentage of such executive’s overall compensation that should be “at-risk.” The Committee principally utilizes variable/at-risk cash compensation and performance-based equity awards to accomplish its objectives in this regard. The following graphs represent the percentage of total compensation for the various elements (assuming the annual and long-term awards are paid at target levels) for our Chief Executive Officer (approximately 75% of his compensation being variable/at-risk) and the average percentage of total compensation for each of these elements for the other named executive officers (approximately 65% of their collective compensation being variable/at-risk) in 2016, further illustrating our emphasis on pay for performance:

Safeguard management provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers and other senior executives.

Specifically with regard to our named executive officers, the Committee annually reviews each element of total compensation and compares them to comparable elements at a group of specific companies and industries against which we believe we compete for talent and for shareholder investment, including the venture capital and private equity industries. The Committee also reviews each element of compensation by reference to industry-specific compensation surveys. The analysis provided to the Committee by Semler Brossy at its meeting in July 2015 for purposes of the Committee’s consideration of 2016 cash and total compensation levels measured our compensation against data from the following sources:

Proxy Peer Group Data	g	Business development companies, registered investment companies and holding companies that are representative of the unique nature of our business model for a publicly owned company. Included in this group were: Capital Southwest Corporation; Harris & Harris Group, Inc.; Hercules Technology Growth Capital, Inc.; Actua, Inc. (formerly ICG Group, Inc.); KCAP Financial, Inc.; Main Street Capital Corporation; MCG Capital Corporation; Triangle Capital Corporation; American Capital Ltd.; Medallion Financial Corp.; and Rand Capital Corp.

Venture Capital Survey Data	g

Surveys used included the following:

Dow Jones Private Equity Analyst – Glocap Compensation Survey (data used is limited to venture capital funds with up to $500 million in assets under management)

US Mercer Benchmark Database – Executive (data used is limited to companies with revenues/sales under $500 million)

(Each of the surveys utilized is broad-based and, therefore, is not highly influenced by the data relating to any one company included in the survey.)

The Committee annually evaluates the companies and surveys used for comparison purposes to be certain that the comparables reviewed by the Committee remain appropriate given mergers/acquisitions that may have occurred and any changes in relevant business scope. In connection with the commencement of its process for its 2016 compensation review, in July 2015 the Committee determined that reviewing compensation from multiple perspectives was still appropriate given Safeguard’s unique business model. At such time, when the Committee prepared to conduct its annual review of total compensation levels for 2016, Semler Brossy recommended that the Committee consider slightly revising its size and business fit screens for naming peers. The recommended changes would enable the Committee to increase the number of companies in the peer group to a more typical size. The Committee concurred with the recommendation and expanded the peer group to include American Capital Ltd., Medallion Financial Corp., and Rand Capital Corp. In July 2016, when the Committee prepared to conduct its annual review of total compensation levels for 2017, Semler Brossy recommended that the Committee remove MCG Capital Corporation from the peer group (as MCG Capital had been acquired). The Committee concurred with such recommendation and MCG Capital was excluded in the competitive assessment used to determine the long-term incentive values for the named executive officers in connection with the December 2016 equity grants.

Recognizing that our business strategy, industry focus, and diverse array of partner companies make comparisons to other companies difficult, and based on the inherent challenge in matching companies, job positions and skill sets, the Committee has looked to competitive information for general guidance rather than rigid adherence to specific percentages. The Committee has determined that the overall objectives of our compensation philosophy are better achieved through flexibility in determining pay levels to address differences in duties and responsibilities, individual experience, skill levels and achievements and any retention concerns.

Outcome of the 2016 Say-on-Pay Vote and Shareholder Outreach

At our 2016 annual meeting of shareholders, our shareholders approved the compensation of our named executive officers, with approximately 85% of shareholder votes being cast in favor of our say-on-pay proposal on executive compensation. The Committee believes that this strong support from our shareholders is evidence that our pay-for-performance policies are working and are aligned with our shareholders’ interests. Accordingly, after considering the results of the advisory vote on executive compensation in the context of its overall review of Safeguard’s compensation policies, and considering our management’s discussions with significant shareholders, the Committee has not and does not expect to implement any significant changes to the structure of our executive compensation program for 2017.

The Committee will continue to consider the outcome of our shareholders’ advisory vote on executive compensation and shareholder feedback when making future compensation decisions for our named executive officers.

2016 Compensation Program

During 2016, the Committee used the following principal elements of executive compensation to meet its overall goals:

Compensation Element	Objective	Key Features	Performance / At Risk?
Base Pay	Rewards an executive’s core competencies relative to skills, experience, responsibilities and anticipated contributions to us and our partner companies.	Reviewed annually in comparison to market data to ensure competitive base pay; subject to adjustment annually based on individual performance, experience, leadership and market factors.	No.
Annual Incentives	Rewards an executive’s contributions towards the achievement of annual corporate objectives and, if applicable, an executive’s achievement of individual performance objectives.	The Committee establishes annual performance objectives that align our compensation practices with our shareholders’ interests.	Yes; payout occurs only upon achievement of established measurable goals. May not pay out.
Stock Options and/or Restricted Stock (each subject to time-based vesting)	Encourages executive ownership of our stock and promotes continued employment with us through the use of vesting based on extended tenure with Safeguard.	Value is realized based on future stock price, with a direct correlation to changes in shareholder value.	Yes; value increases or decreases in correlation to share price.
Stock Options and/or Performance Stock Units (each subject to performance-based vesting)	Correlates realized pay with increases in shareholder value over a long-term period.	Aligns the long-term incentive award with the factors critical to the creation of shareholder value.	Yes; executives may realize little or no value if pre-determined performance metrics are not achieved.
Health and Welfare Benefits	Provides benefits that are part of our broad-based employee benefit programs, including medical, dental, life insurance, disability plans and our 401(k) plan matching contributions.	Ensures competitive market practices and promotes continued employment.	No.
Severance and Change-in-Control Arrangements	Helps us retain certain of our named executive officers and other executives, providing us with continuity of executive management.	Equity awards to our senior executives provide for double-trigger vesting upon a change in control.	No.

Base Pay. Base pay is established initially on the basis of several factors, including market competitiveness; past practice; individual performance and experience; the level of responsibility assumed; the level of skills and experience that can be leveraged across our partner companies to facilitate their growth and success; and individual employment negotiations with executives. Each of our named executive officers has an agreement with us that sets a minimum base salary.

Base salaries typically are reviewed annually (at the end of one year and the beginning of the upcoming calendar year) by the Committee, as well as in connection with a promotion or other changes in job responsibilities. As noted above, Safeguard believes it competes for executive talent with venture capital and private equity firms, among others. In considering whether to adjust base salary levels of any of our executives for 2016, the Committee took into account:

●	The proxy peer group and survey data provided by Semler Brossy;

●	The Committee’s assessment of Safeguard’s overall performance during 2015 and the ongoing individual performance of each of our named executive officers;

●	United States economic conditions, in general; and

●	Changes in scope of job responsibility.

The Committee does not typically make adjustments to the base salary levels for our executives based on cost-of-living types of factors.

In December 2015, the Committee reviewed the base salaries of our named executive officers, the individual performance of each of our named executive officers and the base salary compensation of our named executive officers relative to our proxy peers and, based on such review, approved an increase in the base salary of Mr. Zarrilli from $550,000 to $580,000 and an increase in the base salary of Mr. Sisko from $375,000 to $400,000.

Annual Incentives.

Incentive Opportunity. The Committee annually awards bonuses to our executives under Safeguard’s Management Incentive Program (“MIP”). The MIP is designed to provide a variable short-term incentive to each of our named executive officers and our other executives and employees principally based on Safeguard’s annual performance. These awards are determined annually following the end of each calendar year, based on the Committee’s assessment of: (i) the achievement by Safeguard of its objectives as a whole; and (ii) if applicable, the achievement by certain executives of individual performance objectives, as measured against target personal and corporate objectives established at the beginning of the year. Payments may be made in cash and/or equity, in the Committee’s discretion. The awards have been paid solely in cash in recent years. Neither the actual awards to be made under the MIP nor the minimum long-term value of any equity grants made is guaranteed.

In early March 2016, the Committee approved corporate objectives and target award levels for 2016 for our named executive officers. For 2016, the Committee determined that each of our named executive officers would continue to be eligible to receive an award under the MIP based 100% on the achievement by Safeguard of corporate objectives. Our remaining senior executives and other employees also participated in our 2016 MIP. These other participants were eligible for MIP awards based on varied ratios of corporate and individual achievement based upon each individual’s position within Safeguard. The Committee may adjust the relative weightings of corporate and individual objectives for specified employees under our MIP, including our named executive officers, in the future in light of Safeguard’s overall compensation goals.

We believe that short-term compensation (such as base salary and annual incentive awards under the MIP) should not be based solely on the short-term performance of our stock, whether favorable or unfavorable, but also on our executives’ management of Safeguard towards achieving the annual goals that we believe will contribute to long-term growth in shareholder value.

2016 Performance Measures. In March 2016, the Committee reviewed and approved the 2016 MIP, including the corporate objectives and weightings to align the short-term incentive provided by the 2016 MIP with our 2016 business strategy. Specifically, the Committee approved the following weighting for the corporate objectives:

Weighting	Corporate Objectives
50% - Partner Company Performance

50% of the total possible points attributable to corporate objectives were based on the achievement by our partner companies of specific performance-related goals (with three or more measurable goals identified for each partner company). Specifically, the Committee:

●

Defined performance-related metrics for each of our partner companies as of the creation of the 2016 MIP (29 partner companies) that varied by partner company based on their business plans and strategies and stages of development. (A table highlighting a summary of the types of performance metrics for the partner companies in which Safeguard had deployed capital and held an active interest as of the adoption of the 2016 MIP is set forth below.)

●

Determined that, for 2016, partner companies would be grouped into three groups, based on the amount of capital deployed into each partner company by Safeguard. Partner companies representing our largest deployments, approximately $166.8 million deployed into 9 partner companies, constitute 46.65% of the target total points; the middle group of companies, representing the deployment of approximately $122.5 million into 10 partner companies, constitute 34.27% of the target total points; and the smaller group of companies, representing the deployment of approximately $68.3 million into 10 partner companies, constitute 19.11% of the target total points. The weighting of partner companies’ performance may vary from year to year based on such factors as the Committee determines to be appropriate. The intent of the weighting is to reward the activities that have the most impact on Safeguard’s value creation.

50% - Overall Corporate Performance

50% of the total possible points attributable to corporate objectives were based on the Committee’s evaluation of the overall corporate performance of Safeguard during 2016. In March 2016, the Committee specifically identified the following corporate objectives that would be considered in making its assessment of overall corporate performance:

	●	Capital deployments: specifically, adding to the net number of Safeguard’s partner companies and judiciously managing capital deployed to coincide with cash in-flow expectations;
	●	Returning sufficient capital to pursue overall strategic intentions and exploring alternative financing methods; and
	●	Share value appreciation in line with Safeguard’s proxy peer group.
The Committee also reserved the ability to consider its subjective analysis of the achievement of other corporate objectives and factors, such as strategic initiatives and accomplishments.

The Committee established the specific performance-based corporate and partner company target metrics based on recommendations of management and taking into consideration the stage of development of each of our partner companies. Within the specific parameters of the 2016 MIP, the Committee reserved a significant level of discretion in reaching final determinations of achievement levels attained, as described above. The determination to reserve such discretion and flexibility arose from the Committee’s belief, based on prior years’ experiences, that, given Safeguard’s business activities, as circumstances change throughout a given fiscal year, on a macro and/or a micro level, specific/rigid formulas or guidelines for measuring achievement set in the beginning of a year, if strictly applied, may well incent activity that does not result in, or compensation grants that do not match, actual shareholder value creation. The award criteria finally adopted were designed to provide management with a meaningful guideline for meeting the Committee’s criteria for a target award, but not guarantee achievement or make achievement somewhat inevitable or impossible. This approach is also intended to provide the possibility of exceeding target awards and some economic recognition, albeit reduced, for near achievement of the target.

The following table summarizes the specific types of performance metrics that we used to assess our partner companies included in the 2016 MIP. The achievement of the specific performance objectives set for our partner companies represents the basis upon which the Committee determined corporate achievement attributable to our partner companies under the 2016 MIP.

Partner Companies
AdvantEdge Healthcare Solutions	Good Start Genetics	Propeller Health
AppFirst	Hoopla	Putney
Apprenda	InfoBionic	QuanticMind
Aventura	Lumesis	Sonobi
Beyond.com	MediaMath	Spongecell
Bridgevine	Prognos (formerly Medivo)	Syapse
Cask	meQuilibrium	Transactis
CloudMine	NovaSom	Trice
Clutch Holdings	Pneuron	WebLinc
Full Measure		Zipnosis
2016 Objectives / Targets (may include one or more of the following performance metrics)

●	Achieve specified level of annual revenue, annualized contract value, bookings, etc.

●	Achieve specified level of EBITDA or specified margin

●	Achieve specified reduction in operating expenses

●	Complete additional equity or debt financing

●	Augment management team, board of directors or advisory board

●	Explore strategic and corporate development options

●	Expand sales efforts to additional territories

●	Achieve regulatory approval of specified products

●	Achieve product launch or expansion of product reach

●	Achieve commercial sales of product(s) or service(s), or successful product implementation

●	Increase customer base

●	Increase user base

Consistent with their respective employment agreements and Safeguard’s overall compensation philosophy, and based upon multiple factors reviewed by the Committee, including an assessment of competitive compensation data in the market in which Safeguard competes for executive talent and to better align the interests of Safeguard management and our shareholders, the Committee set the following target MIP awards for 2016 for our named executive officers:

Name	2015 MIP Target Variable Incentive (1)	2016 MIP Target Variable Incentive (1)	2017 MIP Target Variable Incentive (1)
Stephen T. Zarrilli	$ 660,000	$ 696,000	$ 696,000
Jeffrey B. McGroarty	$ 228,750	$ 228,750	$ 228,750
Brian J. Sisko	$ 337,500	$ 360,000	$ 360,000

(1)	The 2015 and 2017 MIP target variable incentive amounts have been included for comparison purposes. The 2016 MIP target variable incentives for Messrs. Zarrilli and Sisko were increased in connection with overall adjustments to their compensation packages as discussed in this Compensation Discussion and Analysis.

There were no mandatory minimum awards payable under the 2016 MIP, and awards were paid based upon the Committee’s determination of the level of achievement of the corporate (and, for certain members of the senior executive group, individual performance) objectives. Payouts were measured in the aggregate on a sliding scale basis from 0% to a possible 150%.

Determination of 2016 Payouts.

In late 2016 and early 2017, the Committee reviewed Safeguard’s corporate performance against the corporate objectives set forth above and determined the following payout levels (with the final payouts conditioned upon the completion of the audit of our 2016 consolidated financial statements and internal control over financial reporting without any unexpected material adjustments). Overall, the Committee determined that 2016 was a year of positive results for Safeguard, though not all goals were achieved. The key factors upon which the Committee based its determination of the payout level are also summarized below.

Corporate Objectives:		Payout Level (as a % of target)
Partner Company Performance		94%
●	20 of 29 partner companies met or exceeded the majority of their applicable performance goals established as part of the 2016 MIP;
●	Aggregate 2016 revenue for our partner companies as a whole grew by approximately 5% in the aggregate year over year; and
●	Management teams were augmented, follow-on capital was successfully raised and partner companies were positioned for the next stage of development.
Overall Corporate Performance		80%
●	We consummated four new partner company transactions during 2016;
●

Our total capital deployments in 2016 approximated $79.3 million, with new deployments of approximately $22.9 million for four new partner companies and follow-on deployments of approximately $56.4 million for 18 existing partner companies;

●

We realized approximately $72.7 million in aggregate proceeds (excluding additional escrowed funds of $1.2 million) related to (i) two 2016 partner company exits (Putney and Bridgevine) and (ii) prior years’ exit activity (ThingWorx, Drive Factor and Quantia);

●	Our stock price performed below the median performance of our proxy peer group;
●	We repurchased an aggregate of approximately 423,000 shares of our common stock for an aggregate of $5.4 million; and
●	We set the stage for 2017 success with multiple exit strategies in play.
Total Percentage		87%

Based on its assessment of the achievement of the 2016 MIP corporate objectives, the Committee authorized the following individual awards to Safeguard’s named executive officers. The Committee determined, based on consultations with the Committee’s independent consultant and analysis of data related to incentive payment practices being followed within Safeguard’s peer group and throughout the U.S. financial services industry as a whole, to pay 2016 MIP payments to our executives solely in cash.

Name	Payout Level (1)	Total Variable Incentive Payment
Stephen T. Zarrilli	87%	$ 605,520
Jeffrey B. McGroarty	87%	$ 199,013
Brian J. Sisko	87%	$ 313,200
Named Executive Officers, as a group (3 persons)	87%	$ 1,117,733

(1)	In percentage terms versus targeted incentive amount.

Long-Term Incentives. As noted above, we compete for executive talent with venture capital and private equity firms, and the Committee reviews and includes comparative information regarding venture capital and private equity industry compensation practices as part of its overall compensation analysis. In these industries, executives (referred to as “managing partners” or “managing directors”) typically have compensation programs heavily weighted towards long-term incentive, structured as a share of the fund’s profits, payable in cash (referred to as “carry”). We currently do not provide our executives with the equivalent of a “carry.” Instead, as part of our overall executive compensation program, we review our equity compensation plans in light of the type of economic benefit and performance metrics that would be included in a “carry” approach to compensation. We compare the initial equity awards made to our named executive officers against our assessment of the carry, which would typically be provided to executives in positions of comparable responsibility at private equity and/or venture capital firms at that time. Based upon information available to the Committee through its consultant, we continually reassess the competitiveness of our executives’ long-term compensation opportunity against a carry methodology as well as other relevant metrics from other types of businesses within our peer group. The potential value for long-term equity grants is intended to be competitive with those held by comparable executives at companies included in the comparison data that is reviewed annually by the Committee (as adjusted for the senior executive’s experience).

The principal approach utilized by the Committee to meet the need for a long-term incentive component to Safeguard’s executive compensation program has been the granting of significant amounts of equity to our named executive officers. Our equity compensation plans allow for the grant of: (i) stock options, (ii) restricted stock, (iii) restricted stock units (which include deferred stock units (“DSUs”) and performance stock units (“PSUs”)) and (iv) such other equity-based awards as the Committee may determine to be appropriate from time to time. The mix of the types of equity-based awards may vary from time to time.

Beginning in 2013, the Committee decided that equity grants in the form of restricted stock and restricted stock units would be the principal component of Safeguard’s long-term incentive program, although stock options are still granted from time to time. The decision to use primarily restricted stock and restricted stock units, a significant percentage of which are subject to performance-based vesting based on the capital-return based vesting model (which the Committee initially implemented in 2008 and is discussed in more detail below) was based, in part, on a recommendation from the Committee’s compensation consultant to further align management’s interests with our shareholders’ interests and to create an appropriate balance for our senior executives between incentive and retention. The Committee also determined that such capital-return based vesting model best aligns the long-term incentive award to the factors critical to the creation of shareholder value. Our executive officers will receive value from these capital-return based vesting awards only if the pre-determined performance conditions are met.

While the Committee has decided to use primarily restricted stock and restricted stock units subject to the capital-return based vesting model, in general, the Committee allocates equity grants (both initial and any annual grants) between (i) equity grants subject to performance-based vesting using the capital-return based vesting model, as discussed in more detail below, and (ii) equity grants subject to simple time-based vesting. The Committee believes that allocating equity grants in this way aligns the long-term interests of Safeguard management and our shareholders and creates a balance for our senior executives between incentive and retention. The Committee may allocate equity grants in a different manner in special circumstances.

At present, our issued and outstanding performance-based equity grants are subject to “capital-return based vesting.”

The capital-return based vesting model vests the particular equity grants awarded based on aggregate cash returns received by Safeguard from the ultimate monetizations of phantom “pools” of Safeguard’s partner companies that were typically first funded during the same calendar year in which those equity grants were made.

The capital-return based vesting model has evolved over time as conditions in the marketplace have changed and as the Committee has gained further experience with predicting intended or targeted outcomes. The current capital-return based vesting model provides that, subject to minimum time periods having expired with respect to grants that were granted on or after 2014, vesting will begin to occur once a minimum cash return hurdle with respect to the relevant partner company pool is reached and will continue to occur incrementally over time as cash returned on the relevant partner company pool approaches targeted levels. In all instances since the inception of the capital-return based vesting model, adjustments are made to the required cash return hurdle amounts if and when Safeguard deploys additional capital into any of the partner companies included in the relevant pool of partner companies.

For the performance-based equity grants that were granted through 2013, vesting of such grants begins to occur after cash proceeds received by Safeguard from the ultimate monetization of the pool of partner companies applicable to such grants equals the aggregate capital deployed by Safeguard in such pool of partner companies plus an amount approximating Safeguard’s annual overhead (“allocated overhead”). Proceeding on a linear basis from that point, all such grants will fully vest upon the achievement of a predetermined target amount of proceeds that must be received by Safeguard from the ultimate monetization of the pool of partner companies applicable to such grants. For such performance-based equity grants made through 2012, such predetermined target amounts of proceeds needed for full vesting are equal to 3 times the aggregate capital deployed by Safeguard in the relevant pool of partner companies (plus allocated overhead). For such performance-based equity grants made in 2013, such predetermined target amounts of proceeds needed for full vesting are equal to 2.4 times the aggregate capital deployed by Safeguard in the relevant pool of partner companies (plus allocated overhead). The foregoing change in target amounts for full vesting (i.e., 2.4 times capital deployed for 2013 deployments versus 3 times capital deployed for deployments through 2012) was due to the Committee’s determination that such a reduction was appropriate given the overall lower returns experienced generally within the venture capital and private equity markets since 2008. For the same reason, the Committee decided to further revise the predetermined target amounts of proceeds needed for initial vesting and full vesting for performance-based equity grants that were granted starting in 2014, and also considered the actual vesting that was occurring over time relating to the partner company pools previously created in the earliest years of the capital-return based vesting model as well as market feedback regarding Safeguard’s long-term incentive program.

For performance-based equity grants that were granted since 2014, the predetermined target amounts of proceeds that must be received by Safeguard from the ultimate monetizations of the applicable pool of partner companies before any vesting occurs for such equity grants was raised to 1.25 times the aggregate capital deployed by Safeguard in the applicable pool of partner companies (plus allocated overhead). Subject to minimum time periods having been reached as described below, such performance-based equity grants will vest, as follows:

Required Multiple of Capital Deployed in Applicable Pool (plus allocated overhead)*	Resulting Cliff Vesting and Cash Payment Metrics
1.25x	25% vesting
1.50x	50% (incremental 25%) vesting
1.75x	75% (incremental 25%) vesting
2.00x	100% (incremental 25%) vesting
2.25x	Cash equal to 25% of performance grant values
2.50x	Cash equal to 50% (incremental 25%) of performance grant values**

*      Notwithstanding the above vesting thresholds, so as to ensure against the unlikely possibility that performance-based equity grants do not vest too quickly (for example, if cash proceeds relating to a particular pool are achieved very soon after the equity grant date), the Committee required that such performance-based equity grants not vest (or cash amounts be paid) more quickly than based upon the following schedule following grant:

●     March 15th of the second calendar year following the grant date - 25%; and

●     Each September 15th and March 15th thereafter - 12  1⁄2% increments.

In addition, recipients must be actively employed/providing service to Safeguard through such dates.

**    Cash amounts will continue to accrue/be paid at the rate of 25% of performance grant values for each .25x of additional return of deployed capital in the applicable pool; provided, however, no cash amounts shall accrue/be payable to any participant who is considered a named executive officer (for reporting purposes under the Securities Exchange Act of 1934) relating to any returns of capital beyond 3x deployed capital in the applicable pool, effectively capping the combined equity and cash incentive payout for named executive officers at 200%. No further vesting or cash accruals/payments will be made beyond the term of the grant, which is 10 years following the grant date.

In December 2016, the Committee reviewed the competitive market data provided by its consultant, the individual performance of each of our named executive officers and an assessment of the long term incentive compensation of our named executive officers relative to our proxy peers and, based upon such review, increased Mr. Zarrilli’s long-term incentive value to better match his compensation opportunity to the market in which we compete for talent. The long-term incentive value for the 2016 equity grant for Mr. Zarrilli increased by 22.2%, and serves the Committee’s objective of continuing to put a greater emphasis on the long-term performance based component of incentive compensation. The long-term incentive values for the 2016 equity grants for Messrs. McGroarty and Sisko did not increase over the values for their respective equity grants granted in 2015.

All equity grants to our named executive officers in 2016 were made under our 2014 Equity Compensation Plan and were allocated between (i) performance-based vesting and (ii) time-based vesting as follows:

●	Two-thirds of the total underlying shares are subject to performance-based vesting using the capital-return based vesting model; and

●	One-third of the total underlying shares are subject to time-based vesting; of such amount, 25% vest on March 1, 2018, and the remaining 75% vest in 12 equal quarterly installments commencing on March 15, 2018, and on the fifteenth day of each June, September, December and March thereafter.

For performance-based equity grants that were granted in 2016, the pool of partner companies against which vesting will be measured are those companies into which we first deployed capital during 2016, consisting of: Aktana, Inc., Brickwork, Moxe Health Corporation and T-Rex Group, Inc. The aggregate capital deployed to such partner companies at December 31, 2016 was $22.9 million and the approximate annual overhead amount for 2016 was $16 million.

For 2016, our named executive officers received the following equity grants:

Named Executive Officer	Restricted Shares (1)	Nominal Value of Restricted Shares (2)	PSUs (3)	Target Value of PSUs (2)
Stephen T. Zarrilli	29,914	$ 366,671	59,827	$ 733,329
Jeffrey B. McGroarty	6,799	$ 83,339	13,597	$ 166,665
Brian J. Sisko	12,237	$ 149,995	24,475	$ 300,002

(1)	The shares of restricted stock granted vest 25% on March 1, 2018, and in 12 equal quarterly installments commencing on March 15, 2018, and on the fifteenth day of each June, September, December, and March thereafter, assuming the executive’s continued employment by Safeguard as of such dates.

(2)	Based on the average closing price of our stock for the 20 consecutive trading days immediately preceding the grant date (December 30, 2016).

(3)	The PSUs (which are restricted stock units subject to performance-based vesting) vest (as described above) based upon the 2016 capital-return based vesting model adopted by the Committee.

As of December 31, 2016, the following vesting under capital-return based vesting grants had been achieved:

Performance Pool	Expiration Date	Vested Percentage
2008	September 30, 2016 and December 23, 2020	32%
2009	October 30, 2019	0%
2010	November 5, 2020	0%
2011	September 30, 2021	3%
2012	October 2, 2022 and December 5, 2022	0%
2013	October 31, 2023	0%
2014	December 31, 2024	0%
2015	December 31, 2025	0%
2016	December 31, 2026	0%

More information regarding the equity grants made to our named executive officers during 2016 can be found below under “Executive Compensation — Grants of Plan-Based Awards – 2016.”

The Committee annually reviews the equity awards held by our executives and other employees and also may consider awards periodically during a year in an effort to retain and motivate employees and to ensure continuing alignment of executive and shareholder interests. Grants may be made at regularly scheduled meetings or at special meetings convened to approve compensation arrangements for newly hired executives or for executives who have been promoted or are otherwise subject to changes in responsibilities. All of our stock options are granted with an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. From 2008 through 2013, the Committee utilized the end of Safeguard’s fiscal third quarter each year as an acceptable and administratively convenient time to make annual determinations regarding executive equity compensation matters. Based on the structure of the capital-return based vesting model the Committee adopted in 2014, the Committee determined that the end of Safeguard’s fiscal fourth quarter would be a more appropriate time to award annual equity grants. For administrative convenience, the Committee has adopted a policy of generally issuing approved grants on the last business day of the quarter for new hires or members of the Safeguard Advisor and Global Expert Network and on the last business day of the month in which grants are approved by the Committee for all other grants.

Subject to availability under our shareholder approved equity compensation plan, we expect to continue to use stock options, restricted stock and other equity awards as part of our executive compensation program, including performance-based options and PSUs. Equity grants to our key employees may be subject to forfeiture in certain limited circumstances under our Key Employee Compensation Recoupment Policy.

Perquisites (fringe benefits). During 2016, we provided life insurance coverage ranging from $750,000 to $1,000,000 to each of our named executive officers at an average annual cost to Safeguard of approximately $2,466 per named executive officer. Our named executive officers also are eligible to participate in the fringe benefits that Safeguard may offer, from time to time, on a non-discriminatory basis to all of our employees.

Severance and Change-in-Control Arrangements

All of our executive officers are employed on an at-will basis. However, all of our named executive officers also have an agreement with Safeguard that provides for certain severance benefits in the event of termination of employment by Safeguard without “cause” or by the officer for “good reason” (as defined in the agreements).

Upon the occurrence of a termination event, each executive will be entitled to those benefits outlined in his agreement with us, which include a multiple of his then current base salary, payment of his pro rata bonus for the year of termination, accelerated vesting of certain equity awards, extension of the post-termination exercise period within which some or all of the equity awards held by the executive may be exercised, coverage under our medical, health and life insurance plans for a designated period of time and outplacement services or office space. See “Executive Compensation—Potential Payments upon Termination or Change in Control” below for a summary of the specific benefits that each named executive officer will receive upon the occurrence of a termination event.

All of the agreements under which our named executive officers receive benefits in the event of a “change in control” require a “double trigger,” namely a change in control coupled with a loss of employment or a substantial change in job duties. We believe a “double trigger” provides retention incentives as well as continuity of management in the event of an actual or threatened change in control.

Key Employee Compensation Recoupment Policy

In April 2013, the Board approved a Key Employee Compensation Recoupment Policy (the “Recoupment Policy”). Under the Recoupment Policy, we have the right to require any “key employee” to reimburse to Safeguard all or any part of an amount equal to any cash incentive award, and/or to forfeit all or any part of any equity grant (whether vested or not), awarded, paid and/or made to such key employee within three years of a “Triggering Event” under the Recoupment Policy. For purposes of the Recoupment Policy, the term “key employee” means each of our named executive officers, each other Safeguard employee who holds the title of Vice President or above, and our controller and assistant controller. A “Triggering Event” is one or more of the following, as determined by the Board or the Committee, in its sole discretion: (i) it is determined that (a) a key employee engaged in any fraud, misconduct, gross negligence or ethical misconduct which resulted in a financial restatement by Safeguard, or any material adverse impact on Safeguard, and (b) the key employee received any cash incentive award or equity grant from Safeguard, the payment or issuance of which was based in whole or in part on such actions of the key employee; or (ii) it is determined that Safeguard’s consolidated financial statements or any other metric utilized by the Committee to establish, in whole or in part, a cash incentive award or equity grant to the key employee were inaccurate due, in whole or in part, to the fraud, misconduct, gross negligence or ethical misconduct of the key employee. The Committee will administer and enforce the Recoupment Policy on behalf of Safeguard and has broad, sole discretionary authority to interpret and to make determinations with respect to the Recoupment Policy. The Committee’s determinations will be final and binding on all key employees and other persons.

The Recoupment Policy was adopted in furtherance of the commitment by the Committee and the Board to sound executive compensation practices and effective corporate governance, and not in response to any particular situation or circumstance. Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to promulgate regulations applicable to public companies that require the recovery of incentive compensation in the event of a financial statement restatement and certain other circumstances. The Board intends to review the Recoupment Policy following SEC adoption of final rules to implement Section 954 of Dodd-Frank and the effectiveness of the applicable NYSE listing standards to ensure compliance.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction for any publicly held corporation for certain executive compensation exceeding $1,000,000 for each “covered employee” in any taxable year, unless it is “performance based” within the meaning of Section 162(m). The stock options and PSUs awarded under our equity compensation plan are intended to comply with the provisions of Section 162(m). The portion of cash compensation paid to Mr. Zarrilli in 2016 in excess of $1,000,000 was not “performance-based” compensation within the meaning of Section 162(m) and, therefore, was not deductible by Safeguard. We believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this tax deduction. Therefore, the Committee does not currently plan to take any action to qualify any of our other incentive compensation plans under Section 162(m).

Stock Ownership Guidelines

Our Board has established stock ownership guidelines that are designed to closely align the long-term interests of our named executive officers and other senior executives with the long-term interests of our shareholders. Our current ownership guidelines are:

Executive	Ownership Requirement
Chief Executive Officer	4X Base Salary
Executive Vice President / Chief Financial Officer	3X Base Salary
Senior Vice President	2X Base Salary

The Nominating & Corporate Governance Committee monitors compliance with the ownership requirements as of the end of each calendar year. Shares counted toward these guidelines include:

●	Shares beneficially owned by the executive officer;

●	Vested portion of restricted stock units (including DSUs and PSUs) and restricted stock awards; and

●	Net value of shares underlying vested, in-the-money options (“Net Option Value”).

For purposes of calculating the value to be used in monitoring compliance with the ownership guidelines, we utilize (a) the greater of the current value or the cost basis of purchased shares or vested restricted stock units/restricted stock awards as to which the executive has declared income and paid taxes; and (b) our trailing six-month average share price in determining Net Option Value.

The Nominating & Corporate Governance Committee also approved the time within which each executive must attain the required holding levels. The stock ownership guidelines as approved provide that each executive generally must meet the stock ownership requirement by December 31st of the year of the fifth anniversary of the event triggering the stock ownership requirement (or any increase in the stock ownership requirement). No sales of Safeguard stock by our named executive officers are permitted during the period in which the ownership requirement is not met (except for limited stock sales to meet tax obligations), without the approval of the Board or our Nominating & Corporate Governance Committee. As of the date of this proxy statement, one of our named executive officers has achieved the required stock ownership level.

Prohibition on Speculation in Safeguard Stock

Safeguard’s policy on securities trading prohibits our executive officers, directors, and other employees from engaging in activities with regard to our stock that can be considered as speculative, including but not limited to, short selling (profiting if the market price of our securities decreases); buying or selling publicly traded options (e.g., a put option, which is an option or right to sell stock at a specific price prior to a specified date, or a call option, which is an option or right to buy stock at a specific price prior to a specified date); and hedging or any other type of derivative arrangement that has a similar economic effect. Our executive officers and directors also are prohibited from pledging, directly or indirectly, our common stock or the stock of any of our partner companies, as collateral for indebtedness.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2016 and Safeguard’s proxy statement for its 2017 annual meeting of shareholders.

Members of the Compensation Committee:

Julie A. Dobson, Chairperson

Stephen Fisher George MacKenzie John J. Roberts

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2016, 2015 and 2014

The table below is a summary of total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2016, 2015, and 2014. At December 31, 2016, there were three individuals serving as executive officers of Safeguard.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Stephen T. Zarrilli President and Chief Executive Officer	2016 2015 2014	580,000 550,000 550,000	175,000 — —	1,007,718 729,748 599,413	— — —	605,520 528,000 632,500	— — —	19,101 17,924 17,674	2,387,339 1,825,672 1,799,587
Jeffrey B. McGroarty Senior Vice President and Chief Financial Officer	2016 2015 2014	305,000 305,000 275,000	— — —	229,031 202,701 169,760	— — —	199,013 183,000 237,188	8,655 950 8,623	15,080 15,080 14,776	756,779 706,731 705,347
Brian J. Sisko Chief Operating Officer, Executive Vice President and Managing Director	2016 2015 2014	400,000 375,000 375,000	— — —	412,243 364,868 272,951	— — —	313,200 270,000 388,125	5,654 621 5,634	17,650 17,521 16,491	1,148,747 1,028,010 1,058,201

(1)	The amount reported represents a discretionary bonus awarded by the Compensation Committee for exceptional performance which was outside of the scope of the corporate objectives established under our 2016 Management Incentive Plan (“2016 MIP”). Amounts earned by our named executive officers under our 2016 MIP are reported under “Non-Equity Incentive Plan Compensation.” Payment of this discretionary bonus was made in March of 2017.

(2)	Consistent with SEC rules, stock and option awards are required to be valued using the aggregate grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Even though awards may be forfeited, the amounts reported do not reflect this contingency. Amounts reported for these awards do not reflect our accounting expense for these awards during the year and may not represent the amounts that our named executive officers will actually realize from the awards. Whether, and to what extent, our named executive officers realize value will depend on (i) the achievement of the capital-return based vesting criteria associated with certain stock options and PSUs awarded; (ii) our stock price; and (iii) an individual’s continued employment. Vesting of awards held by our named executive officers may be accelerated in certain circumstances as detailed below under “Potential Payments upon Termination or Change in Control.”

(3)	For 2016, the Compensation Committee awarded a combination of time-based vesting restricted stock and PSUs. The fair value of the restricted stock and PSUs is based on $13.4750 per share for awards granted on December 30, 2016, which was the average of the high and low trading prices of a share of our common stock on the grant date. The PSUs are subject to capital-return based vesting criteria and vest based on the aggregate cash produced as a result of monetizations involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period, plus allocated overhead, as described in detail under “Compensation Discussion and Analysis –– Long-Term Incentives.” Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests, and, if applicable, cash accruals/payments if the capital returned to Safeguard equals or exceeds 2.25 times the capital deployed plus allocated overhead. No named executive officer may receive any cash amounts beyond the point at which the cash returned to Safeguard equals 3.0 times the capital deployed plus allocated overhead, effectively capping the combined equity and cash incentive payout for such named executive officers at 200%. The grant date fair values for the PSUs included in this column were computed based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance conditions will be achieved (that is, the full number of shares underlying the PSUs will vest upon 100% achievement of the target and the full cash incentives will be paid upon achievement of 200% of the target), the full grant date fair value for all stock awards granted during 2016 would be as follows: Mr. Zarrilli – $1,942,589; Mr. McGroarty – $441,501; and Mr. Sisko – $794,696.

(4)	The amounts reported in this column represent payments made in March 2017 for awards earned under our 2016 Management Incentive Plan, which is described in detail under “Compensation Discussion and Analysis—2016 Compensation Program.”

(5)	For 2016, All Other Compensation includes the following amounts:

Name	401(k) Matching Contribution ($)	Life Insurance Premiums ($)	Group Life Insurance Imputed Income ($)
Stephen T. Zarrilli	13,250	3,432	2,419
Jeffrey B. McGroarty	13,250	1,371	459
Brian J. Sisko	13,250	2,594	1,806

Our named executive officers also have occasional personal use of tickets to various sporting events at no incremental cost to us and are eligible to receive matching charitable contributions under our program, which is available to all employees, subject to a maximum of $1,500 in matching contributions for each individual for each calendar year.

Each of our current named executive officers has an employment agreement with us that sets his initial base salary and respective initial minimum annual cash incentive target award as follows: Mr. Zarrilli ($340,000 salary; $195,000 target award); Mr. McGroarty ($275,000 salary; $206,250 target award); and Mr. Sisko ($340,000 salary; $250,000 target award). Base salaries and annual cash incentive target awards for each named executive officer, which are reviewed by the Compensation Committee each year, currently exceed these contractual minimum amounts. None of the employment agreements provide for a term of employment and each of our executive officers is an “employee-at-will.” The primary focus of these agreements is to provide our executive officers with severance benefits in the event of a termination of employment involuntarily, without cause or for good reason, or upon a change in control, as described below under “Potential Payments upon Termination or Change in Control.”

The components of compensation reported in the Summary Compensation Table, including an explanation of the amount of salary and cash incentive compensation in proportion to total compensation, are described in detail under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards — 2016

The following table shows non-equity and equity incentive plan awards and stock awards granted during 2016 to our named executive officers.

		Date of	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)				All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Closing Market Price on	Grant Date Fair Value of Stock and
Name	Grant Date (2016)	Committee Action (2016)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	Stock or Units (#)(2)(3)(4)	Underlying Options (#)	Option Awards ($/Sh)	Date of Grant ($/Sh)	Option Awards ($)(5)
Stephen T. Zarrilli	03/11 12/30 12/30	03/11 12/12 12/12	— — —	696,000 — —	1,044,000 — —	— — —	— — 59,827	(6)	— — (6)	— 29,914 —	— — —	— — —	— — —	— 403,091 604,627
Jeffrey B. McGroarty	03/11 12/30 12/30	03/11 12/12 12/12	— — —	228,750 —	343,125 — —	— — —	— — 13,597	(6)	— — (6)	— 6,799 —	— — —	— — —	— — —	— 91,616 137,415
Brian J. Sisko	03/11 12/30 12/30	03/11 12/12 12/12	— — —	360,000 — —	540,000 — —	— — —	— — 24,475	(6)	— — (6)	— 12,237 —	— — —	— — —	— — —	— 164,893 247,350

(1)	These awards were made under our 2016 MIP. There were no mandatory minimum awards payable under our 2016 MIP and the maximum awards payable were 150% of the target amounts. The amounts in the table represent payouts that might have been achieved based on performance at target or maximum performance levels. Actual payments under these awards, which have already been determined and were paid in March 2017, are included for 2016 in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	The aggregate 2016 long-term incentive value of the grants made to each of our named executive officers was as follows: Mr. Zarrilli – $1,100,000; Mr. McGroarty – $250,000; and Mr. Sisko – $450,000. The number of shares of restricted stock and number of PSUs awarded to each of our named executive officers was determined by dividing each such value by the average closing price of a share of our common stock on the NYSE composite tape for the 20 consecutive trading days immediately preceding the grant date, which was $12.2575.

(4)	The restricted stock vests as to 25% of the underlying shares on March 1, 2018, and as to the remaining 75% of the underlying shares in 12 equal quarterly installments commencing on March 15, 2018, and on the fifteenth day of each June, September, December, and March thereafter. The restricted stock was granted under our 2014 Equity Compensation Plan.

(5)	The amounts in this column represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The assumptions used by us in calculating these amounts are incorporated by reference to Note 7 to our Consolidated Financial Statements in our Annual Report on Form 10-K.

(6)	As described in detail under “Compensation Discussion and Analysis — Long-Term Incentives,” these PSUs are subject to capital-return based vesting criteria and vest based on the aggregate cash produced as a result of monetizations involving our partner companies that constitute the 2016 pool relative to the amount of cash deployed in connection with such partner companies, plus allocated overhead. Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests (up to a 2.0 times return of capital deployed plus allocated overhead, at which point full vesting of the shares underlying the PSUs will have been achieved), and, if applicable, cash accruals/payments if the capital returned to Safeguard equals or exceeds 2.25 times the capital deployed plus allocated overhead. There is no minimum number of PSU shares potentially issuable. The maximum amount payable is equal to the total of the target number of shares underlying the PSUs if the capital returned to Safeguard equals 2.0 times capital deployed (plus allocated overhead) plus, if the capital returned to Safeguard equals 3.0 times capital deployed (plus allocated overhead), cash accruals/payments as follows: Mr. Zarrilli – $733,329; Mr. McGroarty – $166,665; and Mr. Sisko – $300,002. No named executive officer may receive any cash amounts beyond the point at which the cash returned to Safeguard equals 3.0 times the capital deployed (plus allocated overhead), effectively capping the combined equity and cash incentive payout for such named executive officers at 200%. Notwithstanding the above, so as to ensure against the unlikely possibility that grants could, in theory, vest quickly if cash proceeds relating to a particular pool are achieved very soon after the equity grant date, the Committee required that none of such equity may vest (or cash amounts be paid) more quickly than based upon the following schedule following grant: March 15, 2018 - 25%; each semi-annual anniversary of the grant thereafter through March 15, 2021 - 12 1⁄2% increments. The PSUs have a 10-year term and were granted under our 2014 Equity Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End — 2016

The following table shows the equity awards we have made to our named executive officers that were outstanding at December 31, 2016.

		Option Awards						Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)(2)(3)	($)(4)	(#)(2)(5)	($)(4)
Stephen T.	10/30/09	3,625	—	—		9.825	10/30/17	—	—	—	—
Zarrilli	10/30/09	—	—	10,875	(6)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	7,250	97,513
	11/05/10	3,755	—	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	11,265	(6)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	5,630	75,724
	09/30/11	4,914	—	—		15.070	09/30/19	—	—	—	—
	09/30/11	453	—	14,288	(6)	15.070	09/30/21	—	—	—	—
	09/30/11	—	—	—		—	—	—	—	7,144	96,087
	10/02/12	4,789	—	—		15.435	10/02/20	—	—	—	—
	10/02/12	—	—	14,368	(6)	15.435	10/02/22	—	—	—	—
	10/02/12	—	—	—		—	—	—	—	7,184	96,625
	12/05/12	19,813	—	—		13.890	12/05/20	—	—	—	—
	12/05/12	—	—	59,437	(6)	13.890	12/05/22	—	—	—	—
	12/05/12	—	—	—		—	—	—	—	29,719	399,721
	10/31/13	—	—	—		—	—	1,890	25,421	24,745	332,820
	12/31/14	—	—	—		—	—	6,009	80,821	24,037	323,298
	12/31/15	—	—	—		—	—	20,180	271,421	40,359	542,829
	12/30/16	—	—	—		—	—	29,914	402,343	59,827	804,673
Jeffrey B.	10/30/09	875	—	—		9.825	10/30/17	—	—	—	—
McGroarty	10/30/09	—	—	2,625	(6)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	1,750	23,538
	11/05/10	875	—	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	2,625	(6)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	1,313	17,660
	09/30/11	875	—	—		15.070	09/30/19	—	—	—	—
	09/30/11	81	—	2,544	(6)	15.070	09/30/21	—	—	—	—
	09/30/11	—	—	—		—	—	—	—	1,273	17,122
	10/02/12	875	—	—		15.435	10/02/20	—	—	—	—
	10/02/12	—	—	2,625	(6)	15.435	10/02/22	—	—	—	—
	10/02/12	—	—	—		—	—	—	—	1,313	17,660
	12/05/12	1,800	—	—		13.890	12/05/20	—	—	—	—
	12/05/12	—	—	5,400	(6)	13.890	12/05/22	—	—	—	—
	12/05/12	—	—	—		—	—	—	—	2,700	36,315
	10/31/13	—	—	—		—	—	515	6,927	6,748	90,761
	12/31/14	—	—	—		—	—	1,702	22,892	6,807	91,554
	12/31/15	—	—	—		—	—	5,605	75,387	11,211	150,788
	12/30/16	—	—	—		—	—	6,799	91,447	13,597	182,880

		Option Awards						Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)(2)(3)	($)(4)	(#)(2)(5)	($)(4)
Brian J.	10/30/09	3,625	—	—		9.825	10/30/17	—	—	—	—
Sisko	10/30/09	—	—	10,875	(6)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	7,250	97,513
	11/05/10	3,755	—	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	11,265	(6)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	5,630	75,724
	09/30/11	3,879	—	—		15.070	09/30/19	—	—	—	—
	09/30/11	358	—	11,280	(6)	15.070	09/30/21	—	—	—	—
	09/30/11	—	—	—		—	—	—	—	5,640	75,858
	10/02/12	3,672	—	—		15.435	10/02/20	—	—	—	—
	10/02/12	—	—	11,015	(6)	15.435	10/02/22	—	—	—	—
	10/02/12	—	—	—		—	—	—	—	5,508	74,083
	12/05/12	810	—	—		13.890	12/05/20	—	—	—	—
	12/05/12	—	—	2,430	(6)	13.890	12/05/22	—	—	—	—
	12/05/12	—	—	—		—	—	—	—	1,215	16,342
	10/31/13	—	—	—		—	—	945	12,710	12,373	166,417
	12/31/14	—	—	—		—	—	2,736	36,799	10,945	147,210
	12/31/15	—	—	—		—	—	10,090	135,711	20,179	271,408
	12/31/16	—	—	—		—	—	12,237	164,588	24,475	329,189

(1)	Unless otherwise identified by footnote, options are subject to time-based vesting, with 25% of the underlying shares vesting on the first anniversary date of the grant date and the remaining underlying shares vesting in 36 equal installments each month thereafter.

(2)	Vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	The shares included in this column vest as follows: (i) awards granted before 2013 vest 25% on the first anniversary date of the grant date, with the remaining 75% of the shares vesting in equal monthly installments over the next 36 months thereafter; (ii) awards granted in 2013 vest 25% on the fifteenth day of the month following the first anniversary of the grant date, with the remaining 75% of the shares vesting in equal monthly installments over the next 36 months thereafter; and (iii) awards granted in 2014, 2015 and 2016 vest 25% on March 1 in the second calendar year following the grant and in 12 equal quarterly installments commencing on March 15 in the second calendar year following the grant and on the fifteenth day of each June, September, December, and March thereafter.

(4)	Under SEC rules, the value is calculated based on the year-end closing stock price of $13.45, as reported on the NYSE composite tape, multiplied by the number of shares or the number of shares of stock underlying the PSUs that have not vested.

(5)	The PSUs included in this column are subject to capital-return based vesting and vest based on the aggregate cash produced as a result of monetizations involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period, as described in detail under “Compensation Discussion and Analysis — Long-Term Incentives.” The capital-return based vesting for the PSUs included in this column is tied to the following partner companies: (i) for the 2009, 2011, 2014, 2015 and 2016 grants, those partner companies into which we first deployed capital during the preceding 12 months; (ii) for the 2010 and 2012 grants, those partner companies into which we first deployed capital during the preceding 24 months; and (iii) for the 2013 grants, those partner companies into which we first deployed capital during the period November 2012 through December 2013. Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests, and, for PSUs awarded in 2014, 2015 and 2016, cash accruals/payments if the capital returned to Safeguard exceeds 2.0 times the capital deployed plus allocated overhead. No named executive officer may receive any cash amounts relating to the 2014, 2015 and 2016 PSUs, respectively, beyond the point at which the cash returned to Safeguard equals 3.0 times capital deployed (plus allocated overhead), effectively capping the combined equity and cash incentive payout for such named executive officers at 200%. Notwithstanding the above, so as to ensure against the unlikely possibility that grants could, in theory, vest quickly if cash proceeds relating to a particular pool are achieved very soon after the equity grant date, the Committee required, beginning in 2014, that none of such equity may vest (or cash amounts be paid) more quickly than based upon the following schedule following grant: March 15 in the second calendar year following the grant - 25%; each semi-annual anniversary of the grant thereafter through March 15 in the fifth calendar year following the grant - 12 1⁄2% increments.

(6)	These options are subject to capital-return based vesting and vest based on the aggregate cash produced as a result of monetizations involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies, as described in detail under “Compensation Discussion and Analysis — Long-Term Incentives.” The capital-return based vesting for the options is tied to the following partner companies: (i) for the 2009 and 2011 grants, those partner companies into which we first deployed capital during the preceding 12 months; and (ii) for the 2010 and 2012 grants, those partner companies into which we first deployed capital during the preceding 24 months.

Option Exercises and Stock Vested — 2016

The following table shows stock options that were exercised by our named executive officers during 2016 and restricted stock awards that vested during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen T. Zarrilli	117,037	602,947	11,273	142,811
Jeffrey B. McGroarty	4,166	22,194	2,621	33,019
Brian J. Sisko	10,552	60,463	4,430	56,060

(1)	The value realized on exercise is determined by multiplying the number of shares acquired on exercise by the difference between the exercise price and the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE consolidated tape, on the exercise date, or, for those shares that were sold upon exercise of the options, the difference between the sales price of the shares underlying the options exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is determined by multiplying the number of shares vested by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE consolidated tape, on each vesting date.

Nonqualified Deferred Compensation — 2016

In 2003, Safeguard adopted an Executive Deferred Compensation Plan, which is a nonqualified, unfunded plan that provided for a designated group of employees to obtain credits in the form of Safeguard contributions that were allocated to accounts for the benefit of each participant. Participants were not able to defer compensation under the plan. This plan was adopted in order to approximate matching contributions under our 401(k) plan which, based upon the terms and structure of our 401(k) plan, were not available to our most highly compensated personnel.

During 2008, the Compensation Committee approved a change to our 401(k) plan which allowed matching contributions for all of our employees beginning in 2009. Therefore, no contributions have been made to this plan since 2009, and we do not expect to make any future contributions under this plan. Amounts accrued for prior periods will remain credited, and earnings on those prior amounts will continue to be credited, to prior participants in accordance with the terms of the plan.

Lump sum distributions of the vested balance in a named executive officer’s account are made six months following termination.

A committee appointed by Safeguard’s Board selects the funds or indices that are used for purposes of calculating the earnings that are credited to each participant’s account based on a notional investment in the selected funds or indices. Since July 2011, we have calculated earnings based on the performance of the notional investment in the Vanguard 500 Index Admiral Fund (VFIAX), one of the investment choices available to participants in our 401(k) plan. The committee, in its discretion, may replace this fund and add new funds.

The following table shows earnings during 2016 and account balances at December 31, 2016, for our named executive officers.

Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Stephen T. Zarrilli	—	—	—	—
Jeffrey B. McGroarty	—	8,655	—	79,367
Brian J. Sisko	—	5,654	—	51,852

(1)	Earnings in the last fiscal year are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	The balance in each named executive officer’s account consists of contributions credited by us and notional accrued gains or losses. At December 31, 2016, each of our named executive officers was fully vested.

Potential Payments upon Termination or Change in Control

Agreements with Messrs. Zarrilli, McGroarty, and Sisko

Messrs. Zarrilli, McGroarty and Sisko each have agreements with us that provide for certain benefits upon termination of employment without cause or for good reason, either involuntarily or in connection with a change in control. Under these agreements, the following definitions apply:

Cause	g	Violation of any of our written policies; appropriation of a material business opportunity of our company; misappropriation of company assets; conviction of a felony or any other crime with respect to which imprisonment is a possible punishment; or breach of any material term of the executive’s employment agreement or any other agreement with, or duty owed to, us or any of our partner companies.

Good Reason	g	A material diminution, without the executive’s consent, in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority; a material reduction of the executive’s base salary; a material breach by us of the executive’s agreement; the relocation of our principal office by more than 30 to 35 miles (as specified in each individual’s agreement); or an executive’s assignment, without his consent, to be based anywhere other than our principal office.

Change in Control	g	A change in control generally occurs when:
● A person becomes the beneficial owner of securities having 50% or more of the combined voting power of our securities;

●

Less than a majority of our Board consists of continuing directors (which means a director who either is a member of the Board as of the effective date of the change in control or is nominated or appointed to serve as a director by a majority of the then continuing directors);

●

We are subject to a merger or other business combination transaction as a result of which holders of a majority of our equity securities do not own a majority of the equity securities of the surviving company; or

● We sell all or substantially all of our assets or are liquidated.

Payments Made upon Involuntary Termination of Employment without Cause or for Good Reason

Messrs. Zarrilli, McGroarty and Sisko will receive the following benefits upon involuntary termination of employment without cause or for good reason:

●	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination;
●	All time-vested stock options will fully vest and remain exercisable for 36 months and vested performance-based stock options will remain exercisable for 12 months (unless any of the options would by their terms expire sooner, in which case they may be exercised at any time prior to expiration);
●	12 months’ continued coverage under our medical, dental, and life insurance plans; and
●	Up to $20,000 for outplacement services or office space.

Payments Made upon a Change in Control or Involuntary Termination of Employment without Cause or for Good Reason in Connection with a Change in Control

Messrs. Zarrilli, McGroarty and Sisko will not be entitled to any other payments or benefits (except those that are provided on a non-discriminatory basis to our employees generally upon termination of employment) unless the change in control is coupled with a loss of employment or a substantial change in job duties as described above.

Upon involuntary termination of employment without cause or for good reason within 18 months following a change in control, our named executive officers will receive the following benefits:

●	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination;
●	All time-vested stock options will fully vest and remain exercisable for 36 months and all performance-based stock options that have not otherwise vested will vest and remain exercisable for 24 months (unless any of the options would by their terms expire sooner, in which case they may be exercised at any time prior to expiration);
●	All restricted stock awards and PSUs that have not otherwise vested will vest;
●	12 months’ continued coverage under our medical, dental, and life insurance plans; and
●	Up to $20,000 for outplacement services or office space.

Other Payments Made upon Termination of Employment

Regardless of the manner in which a named executive officer’s employment terminates, he also generally will receive payments and benefits that are provided on a non-discriminatory basis to our employees upon termination of employment, including the following:

●	Amounts earned during his term of employment;

●	Upon his death, disability or voluntary termination of employment, his accrued unused vacation pay;

●	Amounts contributed by us for the year of termination under our 401(k) plan (if he has completed the required hours of service, if any, and is an employee on the date as of which we make a contribution);

●	Distribution of accrued and vested plan balances under our 401(k) plan and nonqualified deferred compensation plan;

●	Reimbursement of eligible dental expenses for services incurred prior to termination;

●	Upon his death, disability or retirement on or after his 65th birthday, accelerated vesting of stock options subject to time-based vesting that have not otherwise vested and extension of the post-termination exercise period for all stock options from 90 days to 12 months; and

●	Upon his death or disability, payment of benefits under our other broad-based employee benefit programs, including short-term and long-term disability plans, life insurance program, accidental death and dismemberment plan and business travel insurance plan, as applicable.

The following table shows the potential incremental payments and benefits which our named executive officers would have been entitled to receive upon termination of employment in each situation listed in the table below under their respective agreements and our broad-based employee benefit programs. The amounts shown do not include certain payments and benefits available generally to salaried employees upon termination of employment, such as distributions from our 401(k) and deferred compensation plans. The amounts shown in the table are based on an assumed termination as of December 31, 2016, and represent estimates of the maximum incremental amounts and benefits that would have been paid to each executive upon his termination which we have calculated: (i) by assuming each executive officer would have been entitled to his respective 2016 annualized target incentive award for the full year; and (ii) by using our 2017 premium costs for calculating the value of the health and welfare benefits. The actual amounts to be paid to each executive would depend on the time and circumstances of an executive’s separation from Safeguard.

	Salary and Bonus ($)	Life Insurance Proceeds or Disability Income ($)	Health and Welfare Benefits ($)	Acceleration of Equity Awards ($)(1)	Total Termination Benefits ($)
Stephen T. Zarrilli
● Normal Retirement (65+)	—	—	—	—	—
● Permanent disability	—	2,836,400	—	—	2,836,400
● Death	—	1,500,000	—	—	1,500,000
● Involuntary termination without cause or for good reason	1,566,000	—	44,117	—	1,610,117
● Change-in-control termination, involuntarily or for good reason	1,566,000	—	44,117	3,588,718	5,198,835
Jeffrey B. McGroarty
● Normal Retirement (65+)	—	—	—	—	—
● Permanent disability	—	3,265,483	—	—	3,265,483
● Death	—	1,055,000	—	—	1,055,000
● Involuntary termination without cause or for good reason	686,250	—	35,842	—	722,092
● Change-in-control termination, involuntarily or for good reason	686,250	—	35,842	834,446	1,556,538
Brian J. Sisko
● Normal Retirement (65+)	—	—	—	—	—
● Permanent disability	—	2,190,600	—	—	2,190,600
● Death	—	1,150,000	—	—	1,150,000
● Involuntary termination without cause or for good reason	960,000	—	35,980	—	995,980
● Change-in-control termination, involuntarily or for good reason	960,000	—	35,980	1,642,974	2,638,954

(1)	Under SEC rules, the value related to the acceleration of equity awards in each scenario is calculated as of December 31, 2016, based on (i) the number of shares underlying stock options for which vesting would have been accelerated, multiplied by the difference between our year-end closing stock price, as reported on the NYSE composite tape, and the exercise price of stock options for which vesting would have been accelerated; (ii) for restricted stock awards, the number of shares for which vesting would have been accelerated, multiplied by our year-end closing stock price, as reported on the NYSE composite tape; and (iii) for PSUs, the number of shares underlying PSUs for which vesting would have been accelerated, multiplied by our year-end closing stock price, as reported on the NYSE composite tape.

ITEM 4 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the appointment of KPMG LLP (“KPMG”) as Safeguard’s independent registered public accounting firm for the 2017 fiscal year, and the Board has recommended that our shareholders ratify the appointment. If the shareholders do not ratify the appointment, the Audit Committee may reconsider its recommendation and may retain KPMG or another accounting firm without resubmitting the matter to shareholders. Even if the shareholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interests of Safeguard and its shareholders.

Services provided to Safeguard and its subsidiaries by KPMG in fiscal year 2016 and fiscal year 2015 are described below under “Independent Registered Public Accounting Firm—Audit Fees.” Representatives of KPMG are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal.

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of KPMG as Safeguard’s independent registered public accounting firm for the 2017 fiscal year.

Independent Registered Public Accounting Firm—Audit Fees

The following table presents fees for professional services rendered by KPMG for the audit of Safeguard’s consolidated financial statements for fiscal year 2016 and fiscal year 2015 and fees billed for audit-related services, tax services and all other services rendered by KPMG for fiscal year 2016 and fiscal year 2015. This table includes fees billed to Safeguard’s consolidated subsidiaries for services rendered by KPMG.

	2016	2015
Audit Fees (1)	$676,250	$535,000
Tax Fees (2)	87,000	98,700
All Other Fees	—	—

Total	$763,250	$633,700

(1)	Audit fees include the aggregate fees for professional services rendered in connection with the audit of the consolidated financial statements included in our Annual Report on Form 10-K, the review of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, services performed relating to consents and consultations and KPMG’s assurance services provided in connection with the assessment and testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax fees include the aggregate fees billed by KPMG for tax consultation and tax compliance services.

The Audit Committee pre-approves each service to be performed by KPMG at its regularly scheduled meetings. For any service that may require pre-approval between regularly scheduled meetings, the Audit Committee has delegated to the Chairperson of the Audit Committee the authority to pre-approve services not prohibited by law to be performed by Safeguard’s independent registered public accounting firm and associated fees up to a maximum of $100,000, and the Chairperson communicates such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s consolidated financial statements, Safeguard’s compliance with legal and regulatory requirements, the performance of Safeguard’s internal audit function, review and approval of related party transactions and the performance, qualifications and independence of Safeguard’s independent registered public accounting firm.

Safeguard’s management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of Safeguard’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. Safeguard’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and issuing opinions as to the conformity of Safeguard’s audited consolidated financial statements with U.S. generally accepted accounting principles and the effectiveness of Safeguard’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Throughout the year, the Audit Committee regularly meets with management of Safeguard, Safeguard’s independent registered public accounting firm and Safeguard’s internal auditor. The Audit Committee also regularly meets with each of these groups separately in closed sessions. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee reviewed Safeguard’s audited consolidated financial statements for fiscal year 2016 and met and held discussions with management and KPMG regarding the audited consolidated financial statements.

2.	The Audit Committee discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG its independence.

4.	Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2016.

Members of the Audit Committee:

George MacKenzie, Chairperson

Mara G. Aspinall	Stephen Fisher	John J. Roberts

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND OFFICERS

The following table shows the number of shares of Safeguard common stock beneficially owned as of March 24, 2017 (unless otherwise indicated), by each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, our directors, persons named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of March 24, 2017, through the exercise of Safeguard stock options are included. On March 24, 2017, there were 20,358,950 shares of common stock outstanding and 128,412 shares underlying stock options held by executive officers and directors, as a group, that were exercisable within 60 days of March 24, 2017.

	Outstanding Shares Beneficially	Options Exercisable	Shares Beneficially Owned Assuming Exercise of	Percent of Outstanding	Other Stock-Based Holdings (2)
Name	Owned	Within 60 Days	Options	Shares (1)	Vested	Unvested
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	1,624,785	—	1,624,785	8.00%	—	—
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,098,794	—	1,098,794	5.43%	—	—
First Manhattan Co. 399 Park Avenue New York, NY 10022	1,763,678	—	1,763,678	8.71%	—	—
Granahan Investment Management, Inc. 404 Wyman Street, Suite 460 Waltham, MA 02451	1,032,524	—	1,032,524	5.10%	—	—
RBC Global Asset Management 50 South Sixth Street, Suite 2530 Minneapolis, MN 55402	1,050,497	—	1,050,497	5.20%	—	—
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,984,225	—	1,984,225	9.50%	—	—
Mara G. Aspinall	—	4,167	4,167	*	11,032	5,000
Julie A. Dobson	16,332	15,000	31,332	*	45,265	5,261
Stephen Fisher	—	2,084	2,084	*	8,744	5,932
George MacKenzie	10,923	19,166	30,089	*	34,696	—
John J. Roberts	1,728	10,000	11,728	*	47,559	—
Robert J. Rosenthal	3,797	19,166	22,963	*	31,134	5,000
Stephen T. Zarrilli	129,807	37,349	178,646	*	—	—
Jeffrey B. McGroarty	31,561	5,381	36,942	*	—	—
Brian J. Sisko	105,159	16,099	121,258	*	—	—
Executive officers and directors as a group (10 persons)	310,797	128,412	439,209	2.14%	178,430	21,193

(1)	Each director and named executive officer has the sole power to vote and to dispose of the shares (other than shares held jointly with an individual’s spouse). An * indicates ownership of less than 1% of the outstanding shares. Shareholding information for BlackRock, Inc., Dimensional Fund Advisors LP, First Manhattan Co., Granahan Investment Management, Inc., and T. Rowe Price Associates, Inc. is based on information included in the Schedule 13G or Schedule 13G/A filed with the SEC by each such entity as of December 31, 2016.

(2)	The shares in this column represent DSUs that have been credited to each individual, inclusive of any applicable matching DSUs credited to such individual as a result of the deferral of director fees. The DSUs, which may not be voted or transferred, are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of service on the Board. See “Corporate Governance and Board Matters – Board Compensation.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than 10% holders of our common stock to file with the SEC reports of ownership of our securities and changes in ownership of our securities. Based solely on our review of the copies of reports we have received and upon written representations from the reporting persons that no Form 5 reports were required to be filed by those persons, Safeguard believes there were no late filings by our directors and executive officers during 2016. There were no known holders of greater than 10% of our common stock during 2016 who failed to file the required reports.

OTHER MATTERS

Expenses of Solicitation

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and Safeguard will pay the solicitation costs. Copies of the Notice and, if applicable, proxy materials and the 2016 annual report, will be supplied to brokers, dealers, banks and voting trustees, or their nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses.

Procedures for Submitting Shareholder Proposals

Proposals for Inclusion in the Proxy Statement. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our executive offices no later than the close of business on December 13, 2017.

Proposals not Included in the Proxy Statement. Our Second Amended and Restated Bylaws establish advance notice procedures with regard to shareholder proposals or director nominations that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at the 2018 annual meeting. For such proposals or nominations to be properly brought before the 2018 annual meeting, written notice of the shareholder’s intent to make such proposal or nomination, in a manner that complies with the notice and other procedures set forth in our Second Amended and Restated Bylaws, must be received at our executive offices not less than ninety days (such date being February 23, 2018) nor more than one hundred twenty days (such date being January 24, 2018) prior to the anniversary date of the 2017 annual meeting. However, if the 2018 annual meeting is called for a date that is not within thirty days of the anniversary date of this year’s annual meeting, notice must be received not later than ten days following the day on which public announcement of the date of the 2018 annual meeting is first made.

General Proposal Requirements. Each proposal submitted must be a proper subject for shareholder action at the annual meeting, and all proposals and nominations must comply with the requirements of SEC Rule 14a-8 and our Second Amended and Restated Bylaws. If a shareholder gives notice after the applicable deadlines or otherwise does not satisfy the relevant requirements of SEC Rule 14a-8 or our Second Amended and Restated Bylaws, the shareholder will not be permitted to present the proposal or nomination for a vote at the meeting and we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. All proposals should be addressed to:

      Safeguard Scientifics, Inc.

      Attention: Corporate Secretary

      170 North Radnor-Chester Road, Suite 200

       Radnor, PA 19087

Additional Information

Safeguard’s annual report to shareholders for the year ended December 31, 2016, including consolidated financial statements and the related notes thereto and other information with respect to Safeguard and our partner companies, will be made available, together with this proxy statement, on or about April 12, 2017, to shareholders of record as of the close of business on March 24, 2017.

General

Our Internet website address included in this proxy statement is provided for the convenience of our shareholders. The information contained therein or connected thereto are not intended to be incorporated into this proxy statement. All references to our website address are intended to be inactive textual references only.

Safeguard is not aware of any other business to be presented at the annual meeting. If matters other than those described in this proxy statement should properly arise at the annual meeting, the proxies will use their discretion to vote on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

G. Matthew Barnard, Corporate Secretary

April 12, 2017

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE GRAY BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2017.

Vote by Internet • Go to www.envisionreports.com/SFE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message

The cumulative voting feature for the election of directors is available if you sign and return the proxy or vote in person at the annual meeting; however, it is not available if you vote by telephone or the Internet.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	The Board recommends a vote FOR all nominees, FOR Proposal 2, FOR the future advisory vote concerning executive compensation to occur annually each year and FOR Proposal 4.

1.	ELECTION OF DIRECTORS—Nominees:									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Stephen T. Zarrilli	☐	☐	02 - Julie A. Dobson	☐	☐	03 - Stephen Fisher	☐	☐
	04 - George MacKenzie	☐	☐	05 - John J. Roberts	☐	☐	06 - Robert J. Rosenthal	☐	☐

☐	To cumulate votes, check box and write the name of the nominee(s) and the number of votes to be cast for each nominee in the space below.

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Advisory resolution to approve the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Advisory vote concerning the frequency of future advisory votes concerning executive compensation.	☐	☐	☐	☐
4.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

⬛		1 UPX	+
02IKNF

Computershare is the stock transfer agent and registrar for Safeguard Scientifics, Inc. Computershare provides you the flexibility to access information and process transactions using its toll-free shareholder services center, automated telephone support system and Internet capabilities.

Contacting Computershare

Please direct your inquiries and transaction requests to Computershare using the options listed below:

Telephone inquiries:	1-800-736-3001 (U.S., Canada, Puerto Rico)
1-781-575-3100 (non U.S.)
1-800-952-9245 (TDD)
E-mail inquiries:	web.queries@computershare.com
Written requests:	Computershare
P.O. Box 30170
College Station, TX 77842

Investor Centre

You also can manage your account online via Investor Centre, Computershare’s Web-based tool for shareholders. Here you can view your account details, update your account information and process various transactions. Registration is quick and easy. You can access The Investor Centre at www.computershare.com/investor.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Safeguard Scientifics, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SAFEGUARD SCIENTIFICS, INC.

No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible. When you sign and return this proxy card, you

•

appoint Brian J. Sisko and Jeffrey B. McGroarty (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the Annual Meeting on May 24, 2017, and at any adjournments of that meeting;

•	authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and
•	revoke any previous proxies you may have signed.

IF YOU SIGN AND RETURN THE PROXY BUT DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR (1) ALL NOMINEES TO THE BOARD OF DIRECTORS; (2) THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; (3) THE ADVISORY RESOLUTION APPROVING FUTURE ADVISORY VOTES CONCERNING EXECUTIVE COMPENSATION TO TAKE PLACE ON AN ANNUAL BASIS; AND (4) THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

(continued, and to be marked, signed and dated, on the reverse side)